Exhibit 4.15

Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and are replaced herein by       [      ***      ]      . The omitted material has been filed separately with the SEC.

ASSET PURCHASE AGREEMENT

Dated as of October 31, 2010

Among

GE MEDICAL SYSTEMS ISRAEL LTD.,

ORBOTECH MEDICAL SOLUTIONS LTD.,

GENERAL ELECTRIC COMPANY

(solely for the purposes set forth herein)

and

ORBOTECH LTD.

(solely for the purposes set forth herein)

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EXHIBITS

Exhibit A	[ *** ]
Exhibit B	Average Annual Cost Per Module
Exhibit C	Form of Instrument of Assumption
Exhibit D	Form of Supply Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Settlement Agreement
Exhibit G	Form of Guaranty
Exhibit H	Form of Instrument of Assignment

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2010, among GE Medical Systems Israel Ltd., a company registered under the laws of the State of Israel and an indirect wholly owned subsidiary of GE (“Buyer”), General Electric Company, a company registered under the laws of the State of New York, USA (“GE”), solely for the purposes set forth herein, Orbotech Medical Solutions Ltd., a company registered under the laws of the State of Israel and a wholly owned subsidiary of Parent (the “Company” or “Seller”) and Orbotech Ltd., a company registered under the laws of the State of Israel (“Parent”), solely for the purposes set forth herein.

WHEREAS, Seller is engaged in the business of researching, developing, manufacturing and selling solid state gamma radiation detector modules composed of cadmium zinc telluride (“CZT”) for imaging applications (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of the Purchased Assets and all of the Assumed Liabilities, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties hereto as follows:

ARTICLE I

PURCHASE AND SALE

1.1.	Purchased Assets.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances and Assumed Liabilities), all of the business and operations of the Company by way of the purchase of all of the assets and properties of the Company of every kind and description (other than the Excluded Assets), wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the date hereof, with such changes as may occur between the date hereof and the Closing Date (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and under:

(a) all of the assets reflected on the Balance Sheet with such changes as may have occurred in the ordinary course of business between the Balance Sheet Date and the date hereof;

(b) subject to Section 2.3, all raw materials, supplies, work-in-process, samples, finished goods and other materials included in the inventory of the Business;

(c) all prepaid expenses with respect to the Business, including deposits with third Persons in respect of future performance;

(d) subject to Section 1.2(b), the Contracts required to be listed in Schedules 4.10(b), 4.11(b), 4.12(a) and 4.17(ii), (iv), (v) and (x) and that are not listed in Schedule 1.2(b) and any other Contract of the type responsive to such Schedules which are (x) not required to be listed or described on any such Schedule or (y) entered into after the date hereof by the Company consistent with the terms of this Agreement, which had it existed as of the date hereof, would have been required to be listed or described on such Schedules;

(e) the Contracts to which Seller is a party relating to any Software that is commercially available, off-the-shelf and subject to “shrink-wrap” or “click-through” license agreements;

(f) the furniture, fixtures, machinery, equipment, appliances, computer hardware, vehicles, tools, spare parts, accessories, assets under construction and other personal property owned by the Company, including those required to be listed or referred to in Schedule 4.11(a);

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(g) the Purchased Intellectual Property;

(h) all of Seller’s rights, claims and causes of action against third parties relating to the Purchased Assets or the Assumed Liabilities arising out of transactions occurring prior to the Closing Date;

(i) all books and records (including all data and other information stored on discs, tapes or other media) of the Company to the extent related to the Purchased Assets or Assumed Liabilities, including production files, development files, drawings, bills of material, product specifications, technical files, testing results, sales, advertising and marketing materials, customer lists, cost and pricing information, supplier lists, business plans, manufacturing standard operating procedures, consultant’s reports, catalogs, customer literature, product brochures and training materials; and

(j) subject to approval by the applicable providers, all telephone and telephone facsimile numbers utilized by the Company in connection with the Business.

The parties acknowledge and agree that nothing in this Section 1.1 shall derogate in any way from Seller’s obligations under Section 6.5.

1.2.	Excluded Assets.

Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) any cash, bank deposits, cash equivalents, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards or similar cash items of Seller (other than as described in Section 1.1(c));

(b) all Contracts of Seller, other than the Contracts described in Sections 1.1(d) and (e) that are not listed in Schedule 1.2(b);

(c) all notes and accounts receivable;

(d) all Seller’s rights under this Agreement;

(e) Seller’s rights, claims or causes of action against third parties relating to the assets or properties of the Company not forming a part of the Purchased Assets or the Assumed Liabilities or which might arise in connection with the discharge by Seller of the Excluded Liabilities;

(f) subject to the limited right to use the Orbotech Name as provided in Section 7.7, all rights, title or interests of Seller in or to the Orbotech Name;

(g) all contracts of insurance and all rights thereunder and proceeds thereof;

(h) all minute books and stock transfer books, Tax records, financial records, the corporate seal (if any) of Seller and other records having to do with the corporate organization of Seller and any other records that Seller is required to retain pursuant to applicable Requirements of Law, if any;

(i) all employee benefit agreements, plans, programs or arrangements maintained by Parent or the Company on behalf of their respective employees whether or not engaged in the Business and all assets relating thereto; and

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(j) all refunds of any Tax for which Seller is liable pursuant to Section 7.5, including, refunds for Taxes withheld or paid by Seller on or prior to Closing and Taxes withheld by Buyer in connection with payments made to Seller hereunder.

1.3.	Assumed Liabilities.

On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to pay, perform and discharge, from and after the Closing Date, the following liabilities, obligations and duties in accordance with their respective terms and subject to the respective conditions thereof:

(a) all liabilities, obligations and duties of the Company to be paid or performed after the Closing Date under the Contracts described in Sections 1.1(d) and (e) except, in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arises out of any such breach or default; and

(b) all liabilities, obligations and duties in respect of Taxes for which Buyer is liable pursuant to Section 7.5.

All of the foregoing liabilities, obligations and duties to be assumed by Buyer under this Section 1.3 are referred to herein as the “Assumed Liabilities.”

1.4.	Excluded Liabilities.

Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to Section 1.3 or the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) including:

(a) all accounts payable;

(b) all liabilities, obligations and duties in respect of Taxes for which Seller is liable pursuant to Section 7.5;

(c) any payables and other liabilities or obligations of the Company to Parent or to any of its Affiliates;

(d) any costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement and the Seller Ancillary Agreements and its performance and compliance with the agreements and conditions contained herein and therein;

(e) any liabilities or obligations of Seller in respect of any Excluded Assets or any Indebtedness of Seller;

(f) any liabilities of Seller in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 4.19;

(g) any liabilities and obligations of Seller related to, or arising from (i) the occupancy, operation, use or control of any real property by Seller on or prior to the Closing Date or (ii) the operation of the Business by Seller on or prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, any exposure to any Hazardous Materials Released by Seller or the Release by Seller of any Hazardous Materials on, at or from (A) such real property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or under or in the vicinity of such real property or (B) any real property or facility owned by a third Person to which Hazardous Materials generated by Seller were sent, disposed of or came to be present on or prior to the Closing Date;

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(h) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to any Products distributed or sold by Seller on or prior to the Closing Date;

(i) any liability or obligation of the Company to any of its employees or consultants not specifically assumed by Buyer pursuant to Section 7.6;

(j) any liability or obligation of Parent to the Parent Employees not specifically assumed by Buyer pursuant to Section 7.6;

(k) any liability relating to any of Parent’s or the Company’s employee benefit plans, programs, agreements or arrangements (including any liability triggered by the transactions contemplated in this Agreement under any employment agreement entered into between Parent or the Company and any of their respective employees);

(l) any liability resulting from a breach or default of Seller under the Contracts described in Sections 1.1(d) and (e) prior to Closing and any liability under any Contract of Seller other than the Contracts described in Sections 1.1(d) and (e);

(m) any recalls on or after the Closing Date mandated by any Governmental Body of any Products manufactured, distributed or sold by Seller on or prior to the Closing Date;

(n) any obligations with respect to any return claim, warranty claim or other obligations to provide parts for and service with respect to, or to repair or replace, any Products distributed or sold by Seller on or prior to the Closing Date, which obligations shall be dealt with as set forth in Section 7.9;

(o) any liabilities, claims or obligations arising out of, or otherwise relating to Seller’s failure to comply with any applicable Requirements of Law;

(p) any liabilities, claims or obligations of Seller arising out of, or otherwise relating to the Imarad Purchase Agreement;

(q) any liabilities, claims or obligations of Seller arising out of, or otherwise relating to the Catrene Project Agreements; and

(r) any Losses or Expenses arising from or based upon third-party suits or claims for infringement or misappropriation of any Intellectual Property right to the extent based upon, related to or arising from the conduct of the Business by Seller or the making, using, selling, offering for sale, importing, reproducing, preparing derivative works of, copying of, or distributing the Products by Seller, in each case, on or prior to the Closing Date.

1.5.	Assignment of Contracts and Purchased Assets.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract (including, for purposes of this section, any right under any Contract) or Purchased Asset if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or of any Requirements of Law. Subject to Section 6.3(a), Seller and Buyer will act diligently and reasonably to obtain the consent of the other parties to all such Contracts or as otherwise required for the assignment thereof to Buyer. If such consent is not obtained, or if an attempted assignment thereof would be ineffective so that Buyer would not in fact receive all such rights, Seller and Buyer will, subject to Section 6.3(a), cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce

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for the benefit of and at the expense of Buyer any and all of its rights against a third party thereto, and Seller would promptly pay to Buyer when received all monies received by it under any such Contract or in respect of such Purchased Asset and Buyer would pay all costs and expenses in connection therewith.

ARTICLE II

PURCHASE PRICE; MILESTONE PAYMENTS

2.1.	Purchase Price.

The purchase price for the Purchased Assets shall be equal to (i) $9,155,000 (the “Closing Date Payment”), to be paid by Buyer pursuant to Section 3.2 hereof and (ii) the Milestone Payments, if any, to be paid by Buyer pursuant to Section 2.2 hereof, in each case, not including VAT (the “Purchase Price”). Any payment of the Purchase Price shall be paid less any tax withholding pursuant to Section 7.5(e) and plus any applicable VAT; but any such payment shall be made only after Seller provides Buyer, in form and substance reasonably satisfactory to Buyer, with: (i) a valid tax invoice with respect to such payment; (ii) an up-to-date “licensed dealer” (“Osek Murshe”) certificate from the Israeli VAT Authority; and (iii) an up-to-date bookkeeping (“Nihul Sefarim”) certificate.

2.2.	Milestone Payments.

(a) Subject to Buyer’s right of set-off under Section 10.5, Seller shall be entitled to receive and Buyer shall pay to Seller payments (the “Milestone Payments”) as follows:

(i) a one-time payment of $      [      ***      ]       if and when Buyer achieves       [      ***      ]       at an Average Annual Cost Per Module       [      ***      ]       within any Measurement Period during the Milestone Period; and

(ii) a one-time payment of $      [      ***      ]       if and when Buyer       [      ***      ]       at an Average Annual Cost Per Module       [      ***      ]       within any Measurement Period during the Milestone Period.

For the avoidance of doubt, the parties hereby acknowledge and agree that (i) in the event both milestones described under clause (i) and (ii) above are met in the same Measurement Period, Seller will be entitled to Milestone Payments under both such clauses and (ii) the aggregate amount of Milestone Payments shall not exceed $5,000,000.

(b) Subject to Section 2.2(g), no later than thirty (30) days after each Reporting Date (unless pursuant to Section 2.2(a), 2.2(g) or 10.5 no further Milestone Payments shall be payable), Buyer shall prepare (or cause to be prepared) and deliver to Parent and Seller a report (each, a “Milestone Statement”) containing (i) a calculation of the       [      ***      ]       and Average Annual Cost Per Module in accordance with the provisions set forth in Exhibits A and B, respectively, for the Measurement Period ending on such Reporting Date, which calculation shall be in the form set forth in Exhibits A and B and shall include the underlying information supporting such calculation listed in Exhibits A and B, (ii) a determination as to whether a Milestone Payment is due with respect to such Measurement Period and (iii) the name of Buyer’s representative for purposes of Section 2.2(c) (“Buyer Representative”). Unless Seller challenges the Milestone Statement within thirty (30) days of delivery thereof, Buyer’s calculation       [      ***      ]       and Average Annual Cost Per Module and its determination as to whether a Milestone Payment is due shall be conclusive and binding upon Parent and Seller.

(c) In the event that Seller disputes the Milestone Statement, Seller shall notify Buyer in writing by delivering a notice (a “Milestone Dispute Notice”) within thirty (30) days after delivery of the Milestone Statement, which Milestone Dispute Notice shall set forth in reasonable detail (taking into account the information made available to Seller) Seller’s objections to the Milestone Statement and the name of Seller’s representative for purposes of Section 2.2(c) (the “Seller Representative”). If Seller timely delivers a Milestone Dispute Notice, such objections shall be resolved as follows:

(i) The Buyer Representative and the Seller Representative shall first use reasonable efforts and cooperate in good faith to resolve such objections.

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(ii) If the Buyer Representative and the Seller Representative do not reach a resolution of all objections set forth in the Milestone Dispute Notice within thirty (30) days after delivery of such Milestone Dispute Notice, Buyer and Seller shall submit such disagreement for final binding resolution to the Arbitrating Accountant, who shall be engaged to provide a conclusive, final and binding resolution of the unresolved objections set forth in the Milestone Dispute Notice.

(iii) In the event of any dispute provided for in Section 2.2(c)(ii), subject to the Arbitrating Accountant first entering into a confidentiality agreement with Buyer and Seller in form and substance reasonably satisfactory to Buyer and Seller containing restrictions on the use and disclosure of confidential information of Buyer and Seller and their Affiliates, at the request of the Arbitrating Accountant, Buyer shall provide the Arbitrating Accountant, reasonable access to the books, records and facilities of Buyer with respect to the Business, and Buyer shall cooperate with the Arbitrating Accountant, to the extent reasonably required by the Arbitrating Accountant to resolve any objections raised in a Milestone Dispute Notice and submitted to the Arbitrating Accountant for resolution pursuant to Section 2.2(c)(ii). The parties acknowledge and agree that the confidentiality agreement shall (i) prohibit the Arbitrating Accountant from disclosing any confidential information of Buyer to Seller or of Seller to Buyer (including any information or analysis derived from Buyer’s or Seller’s confidential information) and (ii) provide that the decision of the Arbitrating Accountant shall include only a determination as to       [      ***      ]       (in the form set forth in Exhibit A), Average Annual Cost Per Module (in the form set forth In Exhibit B), whether a Milestone Payment is due under this Section 2.2 and the margin of error in the calculation of Average Annual Cost Per Module or       [      ***      ]       but shall not include any additional information or analysis derived from Buyer’s confidential information.

(iv) The Buyer Representative and the Seller Representative shall each be entitled to make a presentation to the Arbitrating Accountant pursuant to procedures to be agreed to among the Buyer Representative, the Seller Representative and the Arbitrating Accountant, advocating the merits of each party’s position and the Arbitrating Accountant shall be required to resolve the unresolved objections within thirty (30) days thereafter. The determination of the Arbitrating Accountant shall be final and binding upon Buyer, GE, Parent and Seller. The fees and expenses of the Arbitrating Accountant shall be borne by (i) Seller if the Arbitrating Accountant determines that Buyer was correct in not paying the Milestone Payment that was the subject of such dispute or (ii) Buyer if the Arbitrating Accountant determines that Buyer should have paid the Milestone Payment that was the subject of such dispute.

(d) Within fifteen (15) days after the earlier of (i) delivery of a Milestone Statement pursuant to which a Milestone Payment is payable or (ii) the resolution of all objections set forth in a Milestone Dispute Notice pursuant to Section 2.2(c)(i) or 2.2(c)(iv), Buyer shall pay to Seller any Milestone Payment determined to be payable pursuant to such Milestone Statement or resolution of objection, minus any amounts offset pursuant to Section 10.5. Such payment, less any applicable tax withholding pursuant to Section 7.5(e) plus any applicable VAT, shall be made by wire transfer of immediately available funds to an account designated in writing by Seller at least five (5) Business Days prior to the date on which such payment is due. In the event that a Milestone Statement indicates that the Milestone Payment pursuant to Section 2.2(a)(i) is payable and Seller delivers a Milestone Dispute Notice claiming that the Milestone Payment pursuant to Section 2.2(a)(ii) is also payable, Buyer shall pay the Milestone Payment pursuant to Section 2.2(a)(i) in accordance with the aforesaid notwithstanding that Seller has delivered a Milestone Dispute Notice.

(e) Payments made pursuant to this Section 2.2 will be treated as adjustments to the Purchase Price for all Tax purposes. For all Tax purposes, each party agrees not to take an inconsistent position therewith including in the filing of any Tax Return or pursuant to any audit or administrative or judicial proceeding.

(f) The control of the Business on and after the Closing will rest exclusively with Buyer and its Affiliates, and neither Parent nor the Company shall have any right to object to the manner in which the Business is conducted after the Closing, including any rights to prevent the merger or consolidation of Buyer, any sale or transfer of any shares of Buyer or any assets of Buyer to any third Person or the acquisition of any interests in or assets of any third Person. Notwithstanding the foregoing, Buyer shall, if the Closing does occur, use

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commercially reasonable efforts to utilize the Purchased Assets and       [      ***      ]       and decrease the Average Annual Cost Per Module with a target       [      ***      ]       Average Annual Cost Per Module       [      ***      ]       by the end of the Milestone Period. For the avoidance of doubt, the parties hereby acknowledge and agree that nothing in this Agreement in general or in this Section 2.2 in particular shall be deemed to be an undertaking by Buyer or any of its Affiliates that Buyer will be successful in reaching such target       [      ***      ]       or Average Annual Cost Per Module. Buyer has the right, in its sole discretion, for any reason or for no reason, not to make use of the Purchased Assets or to discontinue the Business, and Parent and Seller acknowledge and agree that such discontinuance shall not, in and of itself, be deemed a breach of the covenant to use commercially reasonable efforts to       [      ***      ]       and reduce the Average Annual Cost Per Module in the manner set forth in the second sentence of this paragraph. Notwithstanding the foregoing, in the event that prior to the expiration of the Milestone Period and the full payment of the Milestone Payments, Buyer sells or disposes of the Business or all or substantially all of the assets related to the Business to any third party (except to an Affiliate of Buyer, in which case Buyer shall remain liable to make the Milestone Payments) and such third party acquirer does not assume Buyer’s obligations pursuant to this Section 2.2, Buyer shall pay to Seller the aggregate amount of the Milestone Payments contemplated pursuant to this Section 2.2 minus any Milestone Payments already paid to Seller minus any amounts offset pursuant to Section 10.5 less any applicable tax withholding pursuant to Section 7.5(e) plus any applicable VAT. The parties agree that if such third party acquiror does assume Buyer’s obligations pursuant to this Section 2.2, Buyer and GE shall guarantee such obligations.

(g) Buyer shall have the option, at any time, to pay Seller the aggregate amount of the Milestone Payments contemplated pursuant to this Section 2.2 minus any Milestone Payments already paid to Seller minus any amounts offset pursuant to Section 10.5 (the “Early Payment”). Upon payment of the Early Payment, all obligations of Buyer related to the Milestone Payments, including any obligations of Buyer under this Section 2.2, shall be terminated without further liability of Buyer or any of its Affiliates with respect thereto. Buyer shall notify Seller in writing of its election to make the Early Payment and, upon receipt of such notice, Seller shall promptly designate in writing a bank account to which such payment shall be made. Within ten (10) days of delivery of such notice, Buyer shall pay the Early Payment, less any applicable tax withholding pursuant to Section 7.5(e) plus any applicable VAT, by wire transfer of immediately available funds to the account designated in writing by Seller.

(h) For purposes of this Section 2.2, the following terms shall have the meanings specified or referred to in this Section 2.2(h):

“Arbitrating Accountant” means an independent accounting firm mutually acceptable to Buyer and Seller and if no agreement is reached within ten (10) days after the expiration of the negotiation period set forth in Section 2.2(c)(ii), appointed at the request of either Buyer or Seller by the President of the Institute of Certified Public Accountants in Israel.

      [      ***      ]

“Average Annual Cost Per Module” has the meaning specified in Exhibit B.

“Buyer Representative” has the meaning specified in Section 2.2(b).

“Early Payment” has the meaning specified in Section 2.2(g).

“Measurement Period” means each period of four (4) consecutive three-month periods starting on the first full month following the Closing.

“Milestone Dispute Notice” has the meaning specified in Section 2.2(c).

“Milestone Period” means the period of twelve (12) consecutive three-month periods starting on the first full month following the Closing.

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“Milestone Statement” has the meaning specified in Section 2.2(b).

“Module” means a CZT part that       [      ***      ]      .

“Reporting Date” means the last day of each of the following periods (i) the first period of four (4) consecutive three-month periods starting on the first full month following the Closing and (ii) each period of two (2) consecutive three-month periods thereafter ending with the last day of the Milestone Period.

“Seller Representative” has the meaning specified in Section 2.2(c).

2.3.	Treatment of Finished Modules.

(a) Prior to the date of this Agreement, Buyer has submitted to Seller and Seller has accepted the purchase orders for the purchase of CZT modules listed in Schedule 2.3(a). From and after the date of this Agreement and prior to the Closing or the earlier termination of this Agreement in accordance with Article XI, Seller agrees to accept in good faith (subject to its other contractual commitments, existing as of the date hereof or entered into in accordance with and not in violation of Section 6.5) additional purchase orders for the purchase of CZT modules submitted in good faith by Buyer from time to time. The purchase orders listed in Schedule 2.3(a) together with the purchase orders submitted and accepted in accordance with the preceding sentence are hereinafter referred to as the “Purchase Orders.”

(b) The parties acknowledge and agree that (i) the Purchase Orders shall be substantially in the form attached hereto as Schedule 2.3(b) and (ii) the price per CZT module to be set forth in the Purchase Orders shall be equal to $      [      ***      ]       plus VAT.

(c) Seller hereby agrees to use its commercially reasonable efforts to fulfill such Purchase Orders in good faith and to deliver CZT modules to Buyer within five (5) Business Days of completion of any batch of fifty (50) CZT modules (subject to its other contractual commitments entered into in accordance with and not in violation of Section 6.5). Seller further agrees that it shall not retain more than fifty (50) CZT modules in its inventory if at the time there are any CZT modules outstanding under the Purchase Orders. Seller further agrees to (i) use its commercially reasonable efforts to incorporate raw materials (including CZT, CZT components and assembled boards and their components) purchased by Buyer or by Seller for the account of Buyer in modules to be delivered to Buyer pursuant to the Purchase Orders and (ii) refrain from incorporating such raw materials in modules or other products to be delivered to any Person other than Buyer. Buyer and Seller agree that, immediately after the Closing, the Purchase Orders shall be cancelled with respect to the amount of CZT modules that remain outstanding at such time.

(d) To the extent not previously paid in accordance with the terms of the relevant Purchase Orders, within sixty (60) days after the Closing Date, Buyer shall pay to Seller:

(i) $      [      ***      ]       plus VAT multiplied by the sum of (A) the number of CZT modules delivered by Seller to Buyer prior to or after the date hereof and accepted by Buyer prior to Closing in accordance with the terms of the Purchase Orders and (B) the number of CZT modules delivered by Seller to Buyer prior to or at Closing and accepted or successfully repaired by Buyer by the end of the Repair Period; minus

(ii) any amounts (A) paid by Buyer to Seller with respect to such CZT modules or with respect to raw materials (including CZT, CZT components and assembled boards and their components) purchased by Seller for the account of Buyer and incorporated in such modules and (B) owed by Seller to Buyer in connection with outstanding CZT module refunds under the Return Material Authorization attached as Schedule 2.3(d) (the “RMA”).

(e) Buyer shall have thirty (30) days after the Closing Date to inspect any CZT modules delivered by Seller at Closing (the “Inspection Period”). Within five (5) days after the expiration of the Inspection Period, Buyer

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shall notify Seller of the number of defective CZT modules identified based on such inspection. Buyer shall use commercially reasonable efforts to repair such defective CZT modules delivered at Closing and any modules delivered by Seller to Buyer prior to Closing, within thirty (30) days after the expiration of the Inspection Period (the “Repair Period”). For the avoidance of doubt, the parties acknowledge and agree that any repair services to be performed by Buyer pursuant to this Section 2.3(e) shall be provided and billed subject to the terms, conditions and consideration set forth in the Transition Services Agreement.

(f) Buyer and Seller hereby acknowledge and agree that a CZT module shall be deemed to be “accepted” or “successfully repaired” for purposes of Sections 2.3(d) and 2.3(e) if Buyer determines, in good faith, that such CZT module substantially conforms to the specifications set forth in the applicable Purchase Order.

(g) Buyer and Seller agree that, in the event this Agreement is terminated in accordance with Article XI, (i) all raw material for the production of CZT modules owned by Buyer but in the possession of Seller or purchased by Seller for the account of Buyer and (ii) all work in process generated by Seller with the raw materials described in clause (i) shall be treated in accordance with the raw materials side letter and work in process side letter entered into between Buyer and Seller and attached as Schedules 2.3(g)(i) and 2.3(g)(ii), respectively, as such side letters may be amended from time to time (the “Raw Materials Side Letter” and the “Work in Process Side Letter,” respectively).

2.4.	Allocation of Purchase Price.

Within 60 days following the Closing Date, Buyer and Seller shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 2.4, any other consideration paid to Seller, including the Assumed Liabilities but excluding payment for CZT modules purchased under Section 2.3, which shall not be considered part of the Purchase Price) among the Purchased Assets. The Allocation Schedule shall also include the methodology by which the Purchase Price will be allocated for any subsequent Milestone Payments, if any. If Buyer and Seller agree on an Allocation Schedule, Buyer, Parent and the Company each agrees to file all Tax Returns consistent with the Allocation Schedule. If Buyer and Seller do not so agree within 120 days of the Closing Date, each of Buyer and Seller may prepare their own Allocation Schedule and, for the avoidance of doubt, each of Buyer and Seller will have no liability to the other for any Taxes that may be imposed as a result of inconsistencies between the respective allocations of Buyer and Seller.

ARTICLE III

CLOSING

3.1.	Closing Date.

The consummation of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Israel time, in no event later than the second Business Day after all of the conditions set forth in Articles VIII and IX capable of being satisfied prior to the Closing have been satisfied or waived, or such other date and time as shall be agreed upon by Buyer and Seller, at the offices of Herzog, Fox & Neeman, Asia House, 4 Weizmann Street, Tel Aviv, 64239, Israel, or such other place as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.”

3.2.	Payment on the Closing Date.

Subject to fulfillment or waiver of the conditions set forth in Article VIII, at Closing, Buyer shall pay Seller an amount equal to the Closing Date Payment plus the amount, if any, due under Section 2.3, less any applicable tax withholding pursuant to Section 7.5(e) plus any applicable VAT, by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer at least five (5) Business Days prior to the Closing.

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3.3.	Buyer’s Additional Deliveries.

Subject to fulfillment or waiver of the conditions set forth in Article VIII, at Closing, Buyer shall also deliver to Seller and Parent all the following:

(a) the Instrument of Assumption, duly executed by Buyer;

(b) the Supply Agreement, duly executed by Buyer;

(c) the Transition Services Agreement, duly executed by Buyer;

(d) the Settlement Agreement, duly executed by Buyer and GE;

(e) a certificate of an authorized officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Parent, as to the (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(f) a certificate of an authorized officer of GE, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Parent, as to the incumbency and signatures of the officers of GE executing this Agreement and any Buyer Ancillary Agreement;

(g) the certificate of GE and Buyer contemplated by Section 9.1, duly executed by an authorized officer of each of GE and Buyer; and

(h) such other documents and instruments as Seller may reasonably request for the consummation of the transactions contemplated by this Agreement.

3.4.	Seller’s Deliveries.

(a) Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Seller shall deliver to Buyer all the following:

(i) a receipt and a valid tax invoice, in form and substance reasonably satisfactory to Buyer, for the Closing Date Payment, duly executed by Seller;

(ii) an up-to-date Nihul Sefarim certificate and an up-to-date original Osek Murshe certificate with respect to Seller;

(iii) a certificate of the secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the incumbency and signatures of the officers of Parent executing this Agreement and any Seller Ancillary Agreement;

(iv) a certificate of an authorized officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the Articles of Association of the Company; (ii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of the Company executing this Agreement and any Seller Ancillary Agreement;

(v) the Instrument of Assignment duly executed by Seller;

(vi) the Supply Agreement, duly executed by Parent;

(vii) the Settlement Agreement, duly executed by Parent and the Company;

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(viii) the Guaranty, duly executed by Parent;

(ix) the Transition Services Agreement, duly executed by Parent and the Company;

(x) all consents, waivers or approvals obtained by Seller with respect to the transfer and assignment of the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(xi) the certificates of Parent and the Company contemplated by Section 8.1 and the certificate of the Company contemplated by Section 8.2, duly executed by an authorized officer of Parent and the Company, as applicable;

(xii) all assignments, instruments of assignment or consents to assignment, received from the applicable party to the Seller Agreements;

(xiii) assignments, in recordable form (where applicable), with respect to the Purchased Intellectual Property, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(xiv) documentation in form and substance reasonably satisfactory to Buyer evidencing the release of all Encumbrances (other than Permitted Encumbrances) covering any of the Purchased Assets;

(xv) evidence that the Company has obtained or renewed the Governmental Permits listed in Schedule 3.4(a)(xv), it being agreed that there is no undertaking on the part of Seller that such Governmental Permits shall be in force following the Closing or can be transferred or assigned to, or otherwise utilized by, Buyer; and

(xvi) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer in accordance with this Agreement.

(b) In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets. If, after the Closing, Buyer becomes aware that (i) an asset of the Company that was used in or related to the Business, including any Intellectual Property owned by the Company, failed to be transferred to Buyer at Closing, Seller covenants and agrees to transfer any such asset to Buyer promptly upon receipt of notice from Buyer to that effect for no additional consideration and such asset shall be deemed to form a part of the Purchased Assets for all purposes under this Agreement or (ii) Parent owns (x) an asset (except for any Intellectual Property) that is necessary for the operation of the Business as currently operated or that is used primarily for the operation of the Business as currently operated or (y) any Intellectual Property that is used exclusively in the Business as currently operated, in each case, Parent covenants and agrees to transfer any such asset to Buyer promptly upon receipt of notice from Buyer to that effect for no additional consideration and such asset shall be deemed to form a part of the Purchased Assets for all purposes under this Agreement.

3.5.	Force of a Judgment.

Within five (5) days of the Closing, the parties shall (a) file with the District Court for the Central Region of Israel a joint application in the form attached as Annex A to the Settlement Agreement to give the Settlement Agreement the force of a judgment and (b) notify Dr. Lipa Meir of their agreement to withdraw their claims against each other.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as disclosed in the Disclosure Schedule (i) the Company represents and warrants to Buyer as

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follows: provided that the Company does not make the representations and warranties set forth in Sections 4.2, 4.3(a), 4.12(b)(iii) and (vi), (c)(ii), (d)(ii), (e)(ii), (f)(ii) and (g)(ii) and makes the representations and warranties set forth in Sections 4.8(b), 4.12(h), 4.15, 4.16, 4.19(i), (iv) and (v), 4.25, and 4.26 only as to the Company and not as to Parent and (ii) Parent hereby makes the representations and warranties set forth in Sections 4.2, 4.3(a), 4.8(b), 4.12(b)(iii) and (vi), (c)(ii), (d)(ii), (e)(ii), (f)(ii), (g)(ii) and (h), 4.15 (with respect to Parent Employees), 4.16 (with respect to Parent Employees), 4.19(i), (iv) and (v), 4.25 and 4.26; and the representations and warranties of Parent set forth in Sections 4.8(b), 4.12(h), 4.15, 4.16, 4.19(i), (iv), and (v), 4.25 and 4.26 are made by Parent only as to Parent and not as to the Company.

4.1.	Organization.

(a) The Company is duly organized and validly existing under the laws of the State of Israel. The Company is duly qualified to transact business in the State of Israel. The Company is not qualified to transact business as a foreign corporation in any jurisdiction. No other jurisdiction has demanded, requested or otherwise indicated in writing that the Company is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. The Company has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

(b) True and complete copies of the Articles of Association of the Company and, all amendments thereto, have been delivered or made available to Buyer.

4.2.	Subsidiaries and Investments.

Except for the Company, Parent does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity which is engaged in the Business or Control any corporation, partnership, limited liability company, joint venture or other entity which is engaged in the Business. Parent is not engaged in and does not otherwise (other than through the Company) conduct the Business (including any Project).

4.3.	Authority; No Conflicts.

(a) Parent is duly organized and validly existing under the laws of the State of Israel. Parent has full corporate power and authority to execute, deliver and perform this Agreement and each Seller Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which it is a party by Parent have been duly authorized and approved by Parent and do not require any further authorization or consent of Parent. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, and each Seller Ancillary Agreement to which it is a party has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the availability of specific performance, injunctive relief or other equitable remedies or creditors’ rights generally and except for the limitations imposed by general principles of equity.

(b) The Company has full corporate power and authority to execute, deliver and perform this Agreement and each Seller Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which it is a party by the Company have been duly authorized and approved by the Company’s board of directors and by Parent as its sole shareholder and do not require any further authorization or consent of the Company or its shareholder. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each Seller Ancillary Agreement to which it is a party has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid

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and binding obligation of the Company enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the availability of specific performance, injunctive relief or other equitable remedies or creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c) Neither the execution and delivery of this Agreement nor any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances upon any of the Purchased Assets, under (A) the Articles of Association or Memorandum of Association of Parent or the Articles of Association of the Company, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or the Company is a party or any of the Purchased Assets is subject or by which Parent or the Company is bound, (D) any Court Order to which Parent or the Company is a party or any of the Purchased Assets is subject or by which Parent or the Company is bound or (E) any Requirements of Law affecting Parent, the Company, the Purchased Assets or the Business; or

(ii) require the approval, consent, authorization or act of, or the making by Parent or the Company of any declaration, filing or registration with, any Person, except as may be necessary under any applicable antitrust or competition Requirements of Law of the State of Israel or with the appropriate Israeli court in connection with the stay of proceedings pursuant to Section 6.5(e) or the Settlement Agreement.

4.4.	Financial Statements.

Schedule 4.4 contains (i) the audited balance sheet of the Company as of December 31, 2008 and the related statements of operations, together with the appropriate notes to such financial statements, (ii) the audited balance sheet of the Company and the related statements of operations for the 12 months ended December 31, 2009 and (iii) the Balance Sheet and the related unaudited statements of operations for the three months ended March 31, 2010 (such balance sheets and statements of operations are herein collectively called the “Financial Statements”). Except as set forth therein or in the notes thereto, such Financial Statements have been prepared in all material respects in conformity with GAAP consistently applied (except that the unaudited financial statements may not have complete notes), and such Financial Statements present fairly in all material respects the financial position and results of operations of the Company with respect to the Business as of their respective dates and for the respective periods covered thereby.

4.5.	Operations Since Balance Sheet Date.

(a) Since the Balance Sheet Date, there has been:

(i) no Material Adverse Change, and to the Knowledge of the Company, no fact or condition exists or is contemplated by the Company or threatened which would reasonably be expected to cause a Material Adverse Change in the future; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially and adversely affecting any of the Purchased Assets or the Business.

(b) Since the Balance Sheet Date, the Company has conducted the Business only in the ordinary course and substantially as currently operated. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to Parent or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed

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any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Business after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(iii) created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness or entered into, as lessee, any capitalized lease obligations;

(iv) delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(v) allowed the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any material respect from the levels shown or reflected on the Balance Sheet; or

(vi) instituted any increase in any compensation payable to any Employee or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to Employees.

4.6.	No Undisclosed Liabilities.

The Company is not, to the Knowledge of the Company, subject, with respect to the Business, to any liability (including claims asserted in writing), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and incurred in the ordinary course of business after the Balance Sheet Date.

4.7.	Taxes.

(i) The Company has filed all material Tax Returns which are required to be filed and has paid or made provision for the payment of all material Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, except for such Taxes, if any, that are being contested in good faith;

(ii) all such Tax Returns were, at the time of filing, complete and accurate in all material respects and disclose, to the Knowledge of the Company, all Taxes required to be paid by the Company;

(iii) no such Tax Returns have been examined by the relevant taxing authority;

(iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened against the Company with respect to Taxes;

(v) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes related to the Business or the Purchased Assets;

(vi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets;

(vii) there are no Encumbrances for Taxes upon the Purchased Assets;

(viii) all monies required to be withheld by the Company (including from Employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company; and

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(ix) none of the Purchased Assets is properly treated as owned by Persons other than the Company for Tax purposes.

4.8.	Availability of Assets.

(a) Except for the Excluded Assets, the Purchased Assets, together with the services described in Schedule 4.8(b), constitute all the assets necessary for the conduct of the Business as currently conducted by Seller (including all books, records, equipment, parts, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition (subject to routine maintenance) and to Seller’s belief are reasonably suitable for the uses for which currently used by Seller.

(b) Schedule 4.8(b) sets forth a description of all services provided by Parent or any Affiliate of Parent to the Company with respect to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 4.15(a).

4.9.	Governmental Permits.

(a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted except for any ordinary course permits which do not require material expense, time or qualifications to obtain (collectively, the “Governmental Permits”). Schedule 4.9(a) sets forth a list and brief description of each Governmental Permit owned, held or possessed by the Company. Complete and correct copies of all of such Governmental Permits have heretofore been delivered to Buyer by Seller.

(b) (i) The Company has fulfilled and performed its obligations under each of the Governmental Permits and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time (other than the expiration of the term of a Governmental Permit) or both, would permit revocation, termination or result in a denial to renew of any such Governmental Permit, or which would reasonably be expected to adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of such Governmental Permits is valid, subsisting and in full force and effect.

(c) Without limiting the generality of the foregoing, the Company is in compliance with all material Requirements of Law applicable to the development, testing, manufacturing, marketing, distribution, or sale of the Products.

4.10.	Real Property.

(a) The Company does not own or have any right or obligation to acquire any real property for use by the Business.

(b) Schedule 4.10(b) sets forth a list and brief description of each lease, sublease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, with respect to each such lease or sublease, (A) such lease or sublease is legal, valid, binding and enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the availability of specific performance, injunctive relief or other equitable remedies or creditors’ rights generally and except for the limitations imposed

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by general principles of equity, is in full force and effect and has not been modified, (B) neither the Company nor, to the Knowledge of the Company, any other party to such lease or sublease is in breach or default thereunder, and no event has occurred or, to the Knowledge of the Company, circumstance exists that, with the delivery of notice, passage of time or both (including the consummation of the transactions contemplated by this Agreement), would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease or sublease and (C) the Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.

(c) The Improvements do not encroach on the property of others and, except for ordinary wear and tear, all such Improvements are, to the Knowledge of the Company, structurally sound, are in reasonably good working order and repair and are, to the Knowledge of the Company, free from material defects, and such Improvements are, to Seller’s belief, reasonably sufficient for the operation of the Business as currently conducted by Seller. All such Improvements, occupancy and use of such Improvements, and all such operations conducted thereon conform in all material respects with all applicable zoning, building, fire and safety laws, and the Company has not received any written notice of noncompliance with any such laws.

(d) Neither the whole nor any part of the Leased Real Property is subject to any pending suit of which the Company has received written notice for condemnation or other taking by any public authority.

(e) No written notice of violation of any covenant, condition, restriction or easement affecting the Leased Real Property or the use or occupancy of the Leased Real Property has been received by the Company from any Person entitled to enforce the same.

(f) Seller believes that all utilities servicing the Leased Real Property have reasonably adequate capacity to meet the utility requirements for the current use of such Leased Real Property by Seller.

4.11.	Personal Property.

(a) Schedule 4.11(a) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property having an original cost of $5,000 or more now owned by the Company.

(b) Schedule 4.11(b) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment or other tangible personal property owned by a third Person and used in or relating to the Business or under which Parent is lessee of, or holds or operates, any machinery, equipment or other tangible personal property owned by a third Person and used primarily in or for the Business.

4.12.	Intellectual Property; Software.

(a) IP Agreements. Schedule 4.12(a) contains a complete and accurate list, including any royalties paid or received by Seller, of all Contracts to which Seller is a party or by which Seller is bound relating to any Intellectual Property used in the Business other than Software that is commercially available, off-the-shelf and subject to “shrink-wrap” or “click-through” license agreements (collectively, “IP Agreements”). Neither Seller nor, to the Knowledge of the Company, any other party to any of the IP Agreements is in breach of or default under any IP Agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default thereof or permit termination, modification or acceleration thereunder. The Purchased Intellectual Property does not consist of, require the use of, or otherwise utilize, nor will it need in the future, any Intellectual Property arising out of the IP Agreements included in the Seller Agreements.

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(b) Intellectual Property Assets Used in the Business.

(i) The Company owns, licenses, uses, or has the right to use, under valid licenses, sublicenses, agreements, or permissions, all Intellectual Property used in the conduct of the Business as presently conducted or as contemplated in a Project. The Purchased Intellectual Property, the Licensed Intellectual Property licensed to Seller pursuant to the IP Agreements and Software that is commercially available, off-the-shelf and subject to “shrink-wrap” or “click-through” license agreements constitute all of the Intellectual Property owned by, licensed to, or used by Seller in conducting the Business. Seller has taken commercially reasonable actions to maintain, protect and, where necessary, register each item of Purchased Intellectual Property.

(ii) All former and current employees and independent contractors of Seller have executed written Contracts with Seller that assign to Seller all rights to any Purchased Intellectual Property developed by such employee or independent contractor.

(iii) Parent or its Affiliates own all rights, title and interest in and to the Retained Patents.

(iv) The operation of the Business does not, nor, to the Knowledge of the Company, has been alleged to infringe, violate, conflict with, or constitute a misuse or misappropriation of any Intellectual Property of any other Person.

(v) No written claim of invalidity of any Patents included in the Purchased Intellectual Property has been made by any Person, and no proceedings are pending or, to the Knowledge of the Company, threatened that challenge the validity, ownership, or use of any Purchased Intellectual Property. To the Knowledge of the Company, no written claim of invalidity of any Patents included in the Licensed Intellectual Property has been made by any Person and no proceedings are pending or, to the Knowledge of the Company, threatened that challenge the validity, ownership, or use of any Licensed Intellectual Property. The Company does not have any obligation to convey any ownership interest in, or any obligation to grant any license of rights to, the Purchased Intellectual Property to any Person. No Person other than the Company presently has any ownership interest in or license rights to the Purchased Intellectual Property.

(vi) Parent or its Affiliates have not received any written claim challenging the validity, ownership or use of any Retained Patents.

(vii) There are no restrictions on the ability of Seller to sell, offer to sell, license, lease, transfer, import, use, reproduce, distribute, modify or otherwise exploit any of the Purchased Intellectual Property other than Requirements of Law relating to the export or reexport of Intellectual Property or otherwise requiring a license set forth on Schedule 4.12(b)(vii).

(viii) To the Knowledge of the Company, no third party has infringed, violated, conflicted with, misused, or misappropriated any Purchased Intellectual Property.

(c) Patents.

(i) Schedule 4.12(c) contains a complete and accurate list and description of all Patents owned by the Company. The Company is the sole owner of all right, title, and interest in and to each of the Patents listed in Schedule 4.12(c), free and clear of all Encumbrances, other than Permitted Encumbrances, equities, and other adverse claims and has the right to use the same without further payment to a third party.

(ii) Parent does not own any Patents used in connection with the Business as previously conducted, presently conducted or as contemplated in a Project.

(iii) All of the issued Patents listed in Schedule 4.12(c) are currently in compliance with all applicable Requirements of Law (including payment of filing, examination, and maintenance fees and proofs of working or use), and, other than as set forth in Schedule 4.12(c), are not on the date hereof subject to any maintenance fees, Taxes, or actions falling due within one hundred eighty days following the date hereof. With respect to all applications for the issuance of Patents listed in Schedule 4.12(c), such applications are pending and in good standing and there is no nonextendable filing, action, or response the due date of which is or will be within one hundred eighty days following the date hereof.

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(iv) No Patent listed in Schedule 4.12(c) has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and, to the Knowledge of the Company, there are no interfering patents or patent applications of any third party with respect to such Patents.

(v) No Patent listed in Schedule 4.12(c) has been challenged or, to the Knowledge of the Company, threatened in any way.

(vi) Seller has not expressly agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Patents listed in Schedule 4.12(c).

(d) Trademarks.

(i) Schedule 4.12(d) contains a complete and accurate list and description of all Marks owned by Seller and used in connection with the Business.

(ii) Parent does not own any Trademarks used in connection with the Business as currently or previously conducted.

(e) Copyrights.

(i) The Company has no registered Copyrights or applications to register any Copyrights. The Company is the sole owner of all right, title, and interest in and to each of the Copyrights included with the Purchased Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, equities, and other adverse claims and has the right to use the same without further payment to a third party.

(ii) Parent does not own any Copyrights used in connection with the Business as previously conducted, presently conducted or as contemplated in a Project.

(f) Trade Secrets.

(i) Schedule 4.12(f) contains a complete and accurate list and description of all Trade Secrets practiced by the Company which have been reduced to writing and which are used in connection with the Business. Where practical, each such Trade Secret description is accurate and described in sufficient detail and content to identify and explain such Trade Secrets to a qualified individual with relevant Company training and to allow the full and proper use of such Trade Secrets by such a qualified individual without reliance on the knowledge or memory of any particular individual. Buyer will be able to continually use and exploit all such Trade Secrets as the Company currently used and exploited, and the Company has not documented any other Trade Secrets.

(ii) Parent does not own any Trade Secrets used in connection with the Business as previously conducted, presently conducted or as contemplated in a Project.

(iii) The Company has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets included within the Purchased Intellectual Property.

(iv) The Company has good title to the Trade Secrets included within the Purchased Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Trade Secrets included within the Purchased Intellectual Property are not part of the public knowledge or literature and, to the Knowledge of the Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Business. No Trade Secret included within the Purchased Intellectual Property is subject to any adverse claim or has been challenged or, to the Knowledge of the Company, threatened in any way.

(g) Software.

(i) Schedule 4.12(g)(i) contains a complete and accurate list and description of all Software owned by, leased to, licensed to, or used by the Company in connection with the Business; provided that Schedule 4.12(g)(i) does not list Software licensed to Seller that is commercially available, off-the-shelf and subject to “shrink-wrap” or “click-through” license agreements.

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(ii) Except as set forth in Schedule 4.12(g)(ii), Parent does not own, lease, license or otherwise use any Software used in connection with the Business as previously conducted, presently conducted or as contemplated in a Project.

(iii) Seller has maintained and protected the Software required to be identified on Schedule 4.12(g)(i) as owned by Seller (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including any notices of Copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, Trade Secrets or confidential information contained therein or relating thereto. No Owned Software has been forfeited to the public domain. No Owned Software is subject to any use, transfer, licensing, assignment, change of control, site, equipment, or other operational limitations, whether pursuant to agreement or any judicial or governmental order. Seller has developed the Owned Software through its own efforts and for its own account without the aid or use of any Persons except Persons who (1) are party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all property rights therein or (2) have executed an assignment in favor of Seller of all right, title and interest in such Owned Software. Seller has not granted, transferred, assigned or conveyed to a Person any right, title or interest, including any license or sublicense to; (i) reproduce, distribute, host or sub-license any part of the Owned Software; or (ii) bundle any part of the Owned Software with any Software, product or service. All Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same. The Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by Seller to franchisees, customers and end-users. The Owned Software is not licensed pursuant to an Open Source License and does not incorporate, integrate with, link to and is not based on any Open Source Software. Seller has not violated any applicable Requirements of Law relating to the export or reexport of the Owned Software.

(h) IP Employees. Each of Mannie Dorfan, Arie Shahar and Israel Altman (the “IP Employees”) have entered into an employment agreement with Parent. Parent and the Company acknowledge and agree that any Intellectual Property related to the Business and created by any of the IP Employees (but not, for the avoidance of doubt, any Retained Intellectual Property created by any of the IP Employees) shall be the exclusive property of the Company. To the extent that ownership of such Intellectual Property created by the IP Employees does not vest in the Company in accordance with the aforementioned, Parent hereby assigns and agrees to promptly assign all right, title and interest in such Intellectual Property to the Company or its nominee.

(i) Projects. Schedule 4.12(i) describes all feasibility projects or research and development improvement projects related to the Business presently being conducted by the Company (the “Projects”).

4.13.	Inventories.

Subject to the following sentence, the inventories of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected in the Balance Sheet at the lower of cost or market in accordance with GAAP, (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business and (iv) are located at the locations indicated in Schedule 4.13. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company and the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date.

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4.14.	Title to Property.

The Company has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

4.15.	Employees and Employee Benefit Plans.

(a) Schedule 4.15(a) contains a list of (i) all employees of the Company (collectively, the “Company Employees”) and the Parent Employees, which shows all benefits payable or which the Company is bound to provide (whether now or in the future) to each Company Employee and all benefits payable or which Parent is bound to provide (whether now or in the future) to the Parent Employees, including salary, bonuses, accrued severance pay, vacation days entitlement (to the extent in excess of that provided by applicable Requirements of Law) and accrued vacation days, recuperation pay, sick pay entitlement (to the extent in excess of that provided by applicable Requirements of Law), accrued sick days and start date and (ii) all consultants who provide services to the Company in connection with the Business (the “Consultants”). There are no consultants or other independent contractors that provide services to Parent in connection with the Business.

(b) No Company Employee or Parent Employee has been dismissed in the last six months or has given notice of termination of his or her employment.

(c) Parent and the Company have delivered to Buyer true and complete copies of all existing written agreements with the Company Employees, the Parent Employees and Consultants (including any agreements between the Company and any Company Employee or Consultant and between Parent and either Parent Employee concerning Intellectual Property, confidentiality or non-competition).

(d) Schedule 4.15(d) sets forth the collective agreements and extension orders that apply to all or any of the Company Employees and Parent Employees except for extension orders of common application to all employees in Israel or to all employees in any business or industry segment. Except for the collective agreements and extension orders set forth in Schedule 4.15(d) and for extension orders of common application to all employees in Israel or to all employees in any business or industry segment, neither Parent, with respect to the Parent Employees, nor the Company, with respect to the Company Employees, is a party or subject to any collective bargaining agreement with any labor union or any local or subdivision thereof. There is no current union organizing activity among any of the Company Employees or any union representative petition pending or threatened. Neither Parent, with respect to the Parent Employees, nor the Company, with respect to the Company Employees, is a party to any pending or, to the Knowledge of the Company, threatened, labor dispute, including any strike, work stoppage or work slowdown. There are no claims pending, or to the Knowledge of the Company, threatened to be brought, before any Governmental Body by any Company Employee or by any Parent Employee for compensation, pending severance benefits, vacation time or pay, pension benefits, claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, work related injuries or otherwise.

(e) Schedule 4.15(e) contains a list of all of the customs, customary practices and unwritten entitlements regarding the Company Employees and the Parent Employees that could reasonably be deemed to be binding on Parent or the Company with respect to any of their respective Employees.

(f) There are no agreements or arrangements for the payment of any wages, pensions, severance, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Company Employee, Parent Employee or former employee of the Company or any Consultant or former consultant or for the benefit of the dependants of any such person except as disclosed in Schedule 4.15(f) and as may be required by applicable Requirements of Law.

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(g) The Company has complied with all applicable Requirements of Law relating to the Company Employees and Parent has complied with all applicable Requirements of Law relating to the Parent Employees, including, without limitation, timely and full payment of all salaries including inflationary adjustments as required by applicable extension orders, and timely and full payment of all sums and deductions required to be made by Parent or the Company on account of employee health and welfare insurance, severance pay, managers’ insurance policy or pension fund, study funds, vacation pay and similar payments, whether due under the terms of any agreement or any applicable collective agreement or extension order, and has made all deductions and payments to the Income Tax Authorities and the National Insurance Institute as required by applicable Requirements of Law.

(h) Schedule 4.15(h) contains true and complete copies of all existing employee benefit plans, including option plans, approved by the Company (with respect to the Company Employees), together with a list of all options granted pursuant thereto.

(i) There are no agreements between the Company and any of the Company Employees or between Parent and any of the Parent Employees which cannot by their terms be terminated by Parent or the Company, as the case may be, upon one month’s notice or less without giving rise to a claim for damages or compensation (except for statutory severance pay and redemption of vacation).

(j) To the Knowledge of the Company, neither the Company Employees nor the Parent Employees have used any proprietary rights or confidential information or trade secrets of any former employers or others in connection with the Business.

(k) The Company does not employ part-time employees or employees whose employment requires a work permit according to applicable Requirements of Law. There are no manpower contractor employees engaged by the Company. There are no manpower contractor employees engaged by Parent in connection with the Business.

(l) The Company has no employees outside of Israel.

(m) The Company has complied with all applicable Requirements of Law in connection with the employment of employees in workplaces exposed to radioactive radiation.

(n) All Consultants and former consultants of the Company, including any manpower contractor employees engaged by the Company, have received all of the rights and compensation to which they are entitled under Contracts or according to applicable Requirements of Law.

4.16.	Employee Relations.

The Company believes that relations with the Company Employees are satisfactory and Parent believes that relations with the Parent Employees are satisfactory. There has not been any union organizing or election activities involving any non-union Company Employees or the Parent Employees since the Balance Sheet Date and, to the Knowledge of the Company, with respect to the Company Employees or, to the Knowledge of Parent, with respect to the Parent Employees, none are threatened.

4.17.	Contracts.

Except for this Agreement, any Contracts between Seller and Buyer or any of its Affiliates, or as set forth in Schedule 4.17, the Company is not, with respect to the Business, a party to or bound by:

(i) any contract for the purchase or sale of real property;

(ii) any contract for the purchase of services, materials, supplies or equipment that involved the payment of more than $30,000 in calendar 2009, that the Company reasonably anticipates will involve the payment of more than $30,000 in calendar 2010 or that extends beyond December 31, 2010;

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(iii) any contract for the sale of goods or services that involved the payment of more than $10,000 in calendar 2009, that the Company reasonably anticipates will involve the payment of more than $10,000 in calendar 2010 or that extends beyond December 31, 2010;

(iv) any contract for the purchase, licensing or development of Software or any other Intellectual Property other than commercially available or off-the-shelf Software or Software subject to “shrink-wrap” or “click-through” license agreements;

(v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(vii) any contract that limits or restricts where the Company may conduct the Business;

(viii) any agreement that provides for, or relates to, the incurrence of Indebtedness;

(ix) any contract not made in the ordinary course; or

(x) any other contract, agreement, commitment, understanding or instrument which is material to the Company or the Business.

4.18.	Status of Contracts.

Each of the Contracts listed or required to be listed in Schedules 4.10(b), 4.11(b), 4.12(a) and 4.17(ii), (iv), (v), and (x) and that are not listed in Schedule 1.2(b) (the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Seller Agreements which by their terms will expire prior to or on the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed its respective obligations under each of the Seller Agreements and the Company is not in, or alleged in writing to be in, breach or default under, nor is there or is there alleged in writing to be any basis for termination of, any of the Seller Agreements by the other party thereto based upon a breach or default by the Company and, to the Knowledge of the Company, no other party to any of the Seller Agreements has breached or defaulted thereunder, and, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.

4.19.	No Violation or Litigation.

Except as set forth on Schedule 4.19,

(i) Neither the Company, Parent nor the Purchased Assets are subject to any Court Order with respect to the Business;

(ii) the Purchased Assets and their uses comply with all material applicable Requirements of Law and Court Orders;

(iii) the Company has complied with all material Requirements of Law and Court Orders with respect to the Business;

(iv) other than the Lawsuit, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing against or affecting the Business, the Purchased

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Assets or the Company, nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Parent or the Company is the plaintiff or claimant that relate to the Purchased Assets, the Company or the Business; and

(v) there is no action, suit or proceeding pending or, to the Knowledge of the Company or the Knowledge of Parent, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

4.20.	Environmental Matters.

(i) The operations of the Business comply and have complied with all applicable Environmental Laws;

(ii) the Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of the Business or the use and operation by the Company of the Leased Real Property as currently conducted, used and operated, all such Governmental Permits are in full force and effect, the Company is and has been in compliance with all material terms and conditions of such Governmental Permits, there is no action or proceeding pending, alleged in writing or to the Knowledge of the Company threatened against the Company to revoke or modify such Governmental Permits, and neither the execution or delivery of this Agreement nor compliance by the Company with any of the provisions herein will result in the termination or revocation of any Governmental Permit issued to the Company pursuant to any Environmental Law with respect to the operation of the Business;

(iii) the Company has not received any written notice, demand or claim concerning (x) any violation or alleged violation by the Company of any Environmental Law that has not been corrected to the satisfaction of a Governmental Body, (y) alleged liability of the Company for Remedial Action with respect to the Leased Real Property or any Seller Property or (z) any claim of Losses and Expenses arising from the exposure to or the Release by the Company or threatened Release by the Company of a Hazardous Material into the environment or, to the Knowledge of the Company, any on-going investigation with respect thereto;

(iv) the Company is not subject to any judicial or administrative proceeding, order, judgment, summons, directive, decree or settlement alleging or addressing a violation of or liability under any Environmental Law or common law environmental claim;

(v) during the period of occupancy by the Company of the Leased Real Property, the Company did not bring on or in to such Leased Real Property:

(A) any asbestos-containing or asbestos-related materials;

(B) any underground storage tank, above ground storage tank, dike, pond, lagoon, or surface impoundment or landfill or waste pile;

(C) any polychlorinated biphenyls (PCBs); or

(D) any radioactive substances, other than those specifically set forth in Schedule 4.20(v);

(vi) the Company has made available to Buyer correct and complete copies of all environmentally-related audits, studies, reports, analyses and results of investigations that have been performed by the Company with respect to the Company, the Business or any Seller Property;

(vii) there has been no Release by the Company of (i) any Hazardous Materials on any Leased Real Property or (ii) to the Knowledge of the Company, at any third party location to which the Company sent Hazardous Materials for treatment or disposal;

(viii) no Environmental Encumbrance has attached to any Seller Property owned by Seller as of the date hereof or, to the Knowledge of the Company, any other Seller Property; and

(ix) none of the Products, in the past or now, contained or contains asbestos or asbestos-containing material.

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4.21.	Customers and Suppliers.

With respect to the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of the Business and the percentage of the Business that each such supplier represented during each of the fiscal years ended December 31, 2008 and December 31, 2009 (the “Material Suppliers,”) there exists no actual or threatened in writing termination, cancellation or limitation of, or any modification or change in, the business relationship of Parent or the Company with any Material Supplier or group of Material Suppliers, or whose sales individually or in the aggregate are material to the operations of the Business and, there exists no present condition or state of facts or circumstances involving suppliers that the Company can now reasonably foresee that would reasonably be expected to materially adversely affect the purchase of supplies after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted. The Company is not currently a party to any Contracts for the sale of Products (other than any Contracts with Buyer and its Affiliates).

4.22.	Warranties; Product Defects.

(a) Schedule 4.22(a) sets forth (i) a specimen copy of the form of written warranties covering Products sold by Seller (other than Products sold to Buyer) that have not yet expired (identifying Products or models and the quantities of such Products or models to which each such warranty applies) and (ii) a summary of the warranty expense incurred by the Business during each of its last three fiscal years. Except as set forth on Schedule 4.22(a), all Products manufactured, serviced, distributed, sold or delivered by the Company (other than to Buyer) in connection with the Business at any time on or prior to the Closing Date and that will still be under warranty on the Closing Date have been in material conformity with all applicable contractual commitments and express warranties; provided, however, that the foregoing will not derogate from Buyer’s obligations under Section 2.3 and the Transition Services Agreement. No Products heretofore sold by the Company (other than to Buyer) in connection with the Business are now subject to any express guarantee or warranty other than the Company’s written warranties set forth in Schedule 4.22(a).

(b) Schedule 4.22(b) sets forth a list of any Products that have been recalled, withdrawn or suspended since January 1, 2007.

4.23.	Transaction with Affiliates.

(a) For purposes of this Section 4.23, the term “Affiliated Person” means (i) any director, officer or senior executive of Parent or the Company, (ii) any Person that directly or indirectly controls, is controlled by, or is under common control with Parent or the Company or (iii) any member of the immediate family of any of such Persons described in the preceding clause (ii) or any Person that directly or indirectly controls, is controlled by, or is under common control with any such immediate family member.

(b) (i) The Seller Agreements do not, to the Knowledge of the Company, include any obligation or commitment between the Company and any Affiliated Person, (ii) the Purchased Assets do not include any obligation or commitment from any Affiliated Person to the Company and (iii) the Assumed Liabilities do not include any payable or other obligation or commitment from the Company to any Affiliated Person. No Affiliated Person is a party to any Seller Agreement.

4.24.	Unlawful Payments.

Neither the Company, Parent nor any manager, officer, agent, distributor, employee or other third-party acting on behalf of the Company or Parent with respect to the Business has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or

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maintained any unlawful or unrecorded funds; (iii) made, promised or authorized the making of a payment or provided anything of value to a government official to improperly or corruptly induce that official to make any governmental act or decision to assist the Company in obtaining or retaining business, or otherwise obtain an improper advantage; (iv) violated any Requirements of Law equivalent to the U.S. Foreign Corrupt Practices Act of 1977; (v) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Body; (vi) received any unlawful discounts or rebates in violation of any Requirement of Law relating to antitrust or competition; or (vii) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

4.25.	Grants and Benefits.

(a) Schedule 4.25 provides a complete list of all pending and outstanding grants, incentives and subsidies, and applications therefor (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, (i) granted to the Company or (ii) based solely on the representations of Imarad included in the Imarad Purchase Agreement, granted to any other entity from which the Company has purchased the Purchased Assets (a “Predecessor Entity”) and the obligations in respect of which the Company expressly assumed or assumed by operation of law that the Company or Parent is aware of, including, Approved Enterprise Status from the Investment Center and Benefited Plants from the Israeli Tax Authority and the Office of the Chief Scientist. Neither Parent nor the Company has received any funding from the Office of the Chief Scientist that in any way restricts the Company’s ability to transfer, license, use or exploit any of the Purchased Assets or Parent’s ability to perform under Section 3.4(b).

(b) Buyer has received true and accurate copies of all documents evidencing Grants submitted by (i) the Company or (ii) based solely on the representations of Imarad included in the Imarad Purchase Agreement, any Predecessor Entity the obligations in respect of which the Company expressly assumed or assumed by operation of law and of all letters of approval, and supplements thereto, granted to the Company or any such Predecessor Entity. Parent and the Company are in compliance, in all material respects, with the terms and conditions of such Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. The approval of the Investment Center, the Israeli Tax Authority or the Office of Chief Scientist are not required for the consummation of the transactions contemplated by this Agreement.

4.26.	No Finder.

None of Parent, the Company or any Person acting on behalf of either of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.27.	No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement or any other document delivered or executed by Parent or the Company at the Closing (including the Buyer Ancillary Agreements), neither Parent, nor the Company makes any other express or implied representation or warranty with respect to Parent, the Company, the Purchased Assets, the Assumed Liabilities, the Business, the transactions contemplated by this Agreement or any other matter.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GE AND BUYER

As an inducement to Parent and the Company to enter into this Agreement and to consummate the transactions contemplated hereby; (i) Buyer hereby represents and warrants to the Company as follows; provided

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that Buyer does not make the representation and warranty set forth in Section 5.2(a) and makes the representations and warranties set forth in Sections 5.3 and 5.4 only as to Buyer and not as to GE and (ii) GE hereby makes the representations and warranties set forth in Sections 5.2(a), 5.3 and 5.4; provided that, the representations and warranties set forth in Sections 5.3 and 5.4 are made by GE only as to GE and not as to Buyer.

5.1.	Organization of Buyer.

Buyer is duly organized and validly existing under the laws of the State of Israel, is duly qualified to transact business in Israel and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

5.2.	Authority; No Conflicts.

(a) GE is duly organized and validly existing and in good standing under the laws of the State of New York. GE has full corporate power and authority to execute, deliver and perform this Agreement and each Buyer Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement to which it is a party by GE have been duly authorized and approved by GE and do not require any further authorization or consent of GE. This Agreement has been duly authorized, executed and delivered by GE and is the legal, valid and binding obligation of GE enforceable in accordance with its terms, and each Buyer Ancillary Agreement to which it is a party has been duly authorized by GE and upon execution and delivery by GE will be a legal, valid and binding obligation of GE enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the availability of specific performance, injunctive relief or other equitable remedies or creditors’ rights generally and except for the limitations imposed by general principles of equity.

(b) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the availability of specific performance, injunctive relief or other equitable remedies or creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c) Neither the execution and delivery of this Agreement nor any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the relevant charter documents of GE or Articles of Association or Memorandum of Association of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer or GE is a party or by which Buyer or GE is bound or (D) any Requirements of Laws affecting Buyer or GE; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except as may be necessary (A) under any applicable antitrust or

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competition Requirements of Law of the State of Israel, (B) with the appropriate Israeli court in connection with the stay of proceedings pursuant to Section 6.5(e) or the Settlement Agreement or (C) with the appropriate Governmental Bodies in connection with Buyer obtaining a hazardous substances permit and a radiation permit.

5.3.	No Finder.

None of GE, Buyer or any Person acting on behalf of either of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.4.	No Litigation.

Neither GE nor Buyer are subject to any Court Order with respect to the Business and there is no action, suit or proceeding pending or, to the knowledge of Buyer or GE, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

5.5.	Governmental Permits.

Assuming satisfaction of the condition set forth in Section 8.8 as of the date hereof, Buyer knows of no reason why Buyer would not be able to obtain within five (5) months following the date hereof, all governmental permits that are either specified in Schedule 8.4(ii) or are necessary to entitle it to own or lease, operate and use the Purchased Assets or to carry on and conduct the Business substantially as currently conducted by Seller; provided that Buyer makes no representation, warranty or provides any assurance that any of such governmental permits will be obtained either within such five (5) month period or at all.

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions from and after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article XI and the Closing Date:

6.1.	Access and Investigation by Buyer.

(a) Subject to prior coordination between the Chief Financial Officer of Parent and the Integration Manager of Buyer, Parent and the Company shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of Parent and the Company with respect to the Business other than any records or other information related to the GE Litigation or the subject matter thereof to the extent Buyer shall deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of the Company as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VIII have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Parent or the Company.

(b) Subject to prior coordination between the Chief Financial Officer of Parent and the Integration Manager of Buyer, Parent and the Company shall afford the officers, employees and authorized representatives of Buyer

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(including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records of Parent and the Company with respect to the Business other than any records or other information related to the GE Litigation or the subject matter thereof to assist and facilitate Buyer’s plans to integrate the Business and the Purchased Assets with and into Buyer’s operations on and after the Closing Date.

(c) As promptly as practicable after the date of this Agreement, but in no event later than twenty (20) Business Days after the date of this Agreement, the Company shall furnish to Buyer the information set forth in Schedule 6.1(c) for purposes of facilitating Buyer’s integration process with respect to the Business. Buyer agrees that if this Agreement is terminated in accordance with Article XI, Buyer shall return to Seller or destroy any information received pursuant to this Section 6.1(c) and make no use thereof.

6.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Each party hereto shall refrain from taking any action that would render any representation or warranty contained in Article IV or V inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) Seller will notify Buyer of (i) any Material Adverse Change, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Parent or the Company that would have been listed in Schedule 4.19 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (iv) any material default under any Seller Agreement or event that, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and, in either case, of which Parent or the Company has Knowledge.

6.3.	Consents of Third Parties; Governmental Approvals and Permits.

(a) The Company will act diligently and reasonably in attempting to obtain the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Seller Agreement required to be obtained to assign or transfer any such Seller Agreements to Buyer or to otherwise satisfy the conditions set forth in Section 8.6; provided that neither the Company nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. Buyer shall act diligently and reasonably to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 6.3(a).

(b) Subject to Section 6.4, (i) Parent, the Company, GE and Buyer shall act diligently and reasonably, and shall cooperate in good faith with each other, in attempting to obtain any consents and approvals of any Governmental Body that are necessary to consummate the transactions contemplated hereby and (ii) during the period prior to the Closing Date and, if required, within twelve (12) months thereafter, Parent, the Company, GE and Buyer shall act diligently and reasonably, and shall cooperate in good faith with each other, in attempting to obtain all governmental permits that are either specified in Schedule 8.4(ii) or are necessary to entitle Buyer to own, lease, operate and use the Purchased Assets or to carry on and conduct the Business substantially as currently conducted by Seller. Buyer covenants and agrees that it will act diligently and use commercially reasonable efforts to make all necessary filings with any Governmental Bodies to obtain such governmental permits within thirty (30) days following the date of this Agreement.

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6.4.	Competition Law Approval.

(a) As promptly as practicable after the date of this Agreement, but in no event later than thirty (30) calendar days after the date of this Agreement, each of Buyer and the Company shall make all necessary notifications and filings under applicable merger control laws, including the notification to the Israeli Antitrust Authority required to be filed under the Israeli Antitrust Law of 1988 with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with all applicable Requirements of Law. Each of GE, Buyer, Parent and the Company agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Parent and the Company, the Business) as may be required of each of them to file any additional information requested by the relevant competition authorities under applicable Requirements of Law. Each of Buyer and the Company agrees to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 6.4; provided that such correspondence does not contain or reveal confidential information of Buyer, GE, Seller, Parent or any of their respective Affiliates. Buyer and the Company agree that, except as any party may otherwise agree, all scheduled telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 6.4 shall include representatives of each of Buyer and the Company (unless objected to by any such agency).

(b) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by any of GE, Buyer, Parent, the Company or any of their respective Affiliates to consummate the transactions contemplated hereby, including pursuant to Section 6.3, (i) none of GE, Buyer, Parent, the Company nor any of their respective Affiliates shall be obligated to contest any final action or decision taken by the relevant competition authority or any other Governmental Body challenging the consummation of the transactions contemplated hereby, (ii) neither Parent nor the Company shall, without Buyer’s prior written consent, commit to any undertakings or commitments or to take any action that limits Buyer’s or any of its Affiliates’ freedom of action with respect to, or the ability to retain, the Business or any action that would reasonably be expected to have a material adverse effect on the Business and (iii) in no event shall Buyer or any of its Affiliates be required to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Company, Buyer or their respective Affiliates, (B) terminate existing relationships, contractual rights or obligations, (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements or (D) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Business, product lines, the Purchased Assets or other assets of Buyer or any of its Affiliates or take any action that would have a material adverse effect on Buyer or its Affiliates.

6.5.	Operations Prior to the Closing Date.

(a) The Company shall operate and carry on the Business only in the ordinary course and substantially as currently operated, except in respect of the Excluded Assets and Excluded Liabilities (in respect of which the Company shall not be required to act in the ordinary course and substantially as currently operated; provided that such actions do not affect the Purchased Assets or the Assumed Liabilities). Consistent with the foregoing, the Company shall keep and maintain the Purchased Assets in good operating condition and repair and shall use its commercially reasonable efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, and employees, and others having business relations with the Company.

(b) Notwithstanding Section 6.5(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer, the Company shall not:

(i) make any material change in the Business or its operations;

(ii) except as permitted in clause (iv) below, enter into any contract, agreement, undertaking or commitment that would have been required to be set forth in Schedule 4.17 if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer;

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(iii) enter into any contract for the purchase of real property to be used by the Business or exercise any option to purchase real property or any option to extend a lease listed in Schedule 4.10(b);

(iv) sell, lease (as lessor), license, transfer or otherwise dispose of (including any transfers from the Company to Parent or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than (i) modules, inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice and (ii) Permitted Encumbrances;

(v) cancel any debts owed to or claims held by the Company with respect to the Purchased Assets or Assumed Liabilities (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(vi) create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligations, in each case, secured by any of the Purchased Assets;

(vii) delay payment of any account payable or other liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or

(viii) institute any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any employee of the Company.

(c) Except with the express written approval of Buyer, Parent shall not institute any increase in any compensation payable to the Parent Employees or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to the Parent Employees.

(d) Notwithstanding Section 6.5(a) or (b), the Company shall cause (i) the aggregate value of GE Inventory and Seller Inventory, held by the Company on the Closing Date, to be not less than that shown on or reflected on the Balance Sheet and (ii) the value of Seller Inventory, held by the Company on the Closing Date, to be not less than $      [      ***      ]      . The Company shall continue to purchase raw materials on behalf of Buyer in the ordinary course of business and subject to Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(e) Unless otherwise instructed by the District Court for the Central Region of Israel, the parties agree to stay all proceedings in the Lawsuit and not to initiate any new proceedings related to the subject matter of the GE Litigation, so long as (i) Seller is in compliance with its obligations under Section 2.3 and (ii) this Agreement is not terminated pursuant to Article XI. Such stay shall include tolling the period of time in which any party to any of the proceedings must take any action or make any filing in connection with such proceedings, for a period equal to the period of such stay of proceedings. The parties agree to mutually file with the District Court for the Central Region of Israel, if and when required, appropriate requests and petitions with respect to such stay and inform such court that they are discussing the possibility of a settlement and generally take all action necessary to implement the aforesaid stay and tolling.

(f) The Company shall refrain from taking any action that would constitute a breach or default under any Governmental Permit held by the Company or which permits or, after notice or lapse of time or both, would permit revocation or termination of or result in a denial to renew in the Company’s name any such Governmental Permit, or which would materially and adversely affect the rights of the Company under any such Governmental Permit. The Company agrees to use its commercially reasonable efforts to fulfill its obligations under each of the Governmental Permits, to keep such Governmental Permits in good standing and to renew any Governmental Permits that may lapse or expire prior to the Closing Date.

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6.6.	No Solicitation.

(a) Neither Parent nor the Company shall, or shall authorize or permit its officers, directors, Affiliates, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it) to (i) solicit, initiate or encourage, directly or indirectly, any inquiries relating to, or the making or implementation of, any Acquisition Proposal, (ii) enter into any agreement with respect to or approve or recommend any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or the Business in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal.

(b) Parent and the Company shall and shall cause their respective officers, directors, Affiliates, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it) to promptly (i) cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer or its Affiliates) with respect to any Acquisition Proposal and (ii) request the return of any confidential information provided to any Person in connection with any Acquisition Proposal.

(c) Parent and the Company shall advise Buyer orally and in writing of (i) any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal received by any officer or director of Parent or the Company or, to the Knowledge of the Company, any financial advisor, attorney, Affiliate or other advisor or representative of Parent or the Company, (ii) the material terms of such Acquisition Proposal (including a copy of any written proposal) and (iii) the identity of the Person making any such Acquisition Proposal or inquiry, no later than forty-eight (48) hours following receipt of such Acquisition Proposal or inquiry. Parent and the Company will keep Buyer fully informed of the status and material terms of any such Acquisition Proposal or inquiry.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal for (i) a merger or other business combination involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of the Company or (iii) an offer to acquire in any manner, directly or indirectly, the Business, the Company or all or a substantial portion of the Purchased Assets.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.	Restrictions on Competitive Activities.

In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each of Parent and the Company covenants and agrees, on a several basis, that, for a period from and after the Closing and until the earlier of (i) the fourth anniversary of the Closing Date and (ii) the date on which neither the Buyer nor any of its Affiliates is engaged, directly or indirectly, in the Business, neither Parent, the Company nor any of their respective Affiliates will:

(a) directly or indirectly (whether as principal, agent, employee, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, a business similar to or competitive with the Business anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that the Business may be engaged in effectively from any location in the world); or

(b) induce or attempt to persuade any agent, supplier or customer of Buyer or any of its Affiliates who was an agent, supplier or customer of the Company as of the Closing Date to terminate such agency or business relationship with Buyer or any of its Affiliates in order to enter into any such relationship on behalf of any other business organization;

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provided, however, that nothing set forth in this Section 7.1 shall prohibit Parent, the Company or any of their respective Affiliates from (i) owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded on the New York Stock Exchange, the London Stock Exchange, the Nasdaq National Market, the Tel-Aviv Stock Exchange or such other recognized securities exchange or over-the-counter market of similar size as any of the foregoing (measured by daily trading volume); (ii) engaging in the research, development, manufacture, marketing, sale and servicing of imaging products (excluding detector modules) whether or not incorporating detector modules based on CZT or any other detector modules as components of such imaging products; (iii) carrying on the activities of a system integrator, beta-site or customer of detector modules with a third party developer, manufacturer, marketer or seller of detector modules by providing such third party with requirements, defining specifications, testing or providing feedback with respect to the complete or finished detector module, taken as a whole, but not with respect to any of the parts, systems or components of the detector module other than printed circuit boards; or (iv) engaging in the research, development, manufacture, marketing, sale and servicing of automated optical inspection (AOI) products used for the inspection of CZT modules. The parties acknowledge and agree that the activities described in clauses (i) to (iv) above shall not be deemed “owning, managing, operating, controlling, participating in, or otherwise carrying on, a business similar to or competitive with the Business” and shall therefore not be restricted under this Section 7.1.

In addition to the other restrictions set forth in this Section 7.1, in furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each of Parent and the Company covenants and agrees, on a several basis, that, for a period from and after the Closing and until the earlier of (i) the fourth anniversary of the Closing Date and (ii) the date on which neither the Buyer nor any of its Affiliates is engaged, directly or indirectly, in the Business, neither Parent, the Company nor any of their respective Affiliates will provide services, products or materials to a business similar to or competing with the Business if such services, products or materials comprise or utilize the Retained Patents or relate to the Business or the Purchased Assets.

Nothing in this Section 7.1 shall derogate from the obligations of Parent and the Company set forth in Section 7.2.

7.2.	Restrictions Regarding Proprietary Information.

(a) Parent and the Company also covenant and agree that from and after the Closing Date Parent and the Company will not, and will not permit any of their respective Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business (the “Proprietary Information”) other than to disclose such Proprietary Information to Buyer or its Affiliates. In the event that Parent or the Company is required under applicable law or judicial process to disclose such Proprietary Information, Parent and the Company agree to (i) provide Buyer with prompt notice of such request or requirement in order to enable Buyer to seek an appropriate protective order or other remedy and (ii) cooperate with Buyer with respect to Buyer taking steps to resist or narrow the scope of such request or legal process or to waive compliance, in whole or in part, with the terms of this Agreement. In the event that no such protective order or remedy is obtained, or that Buyer waives compliance with the terms of this Agreement, Parent or the Company, as the case may be, will furnish only that portion of any Proprietary Information which such party is advised by counsel is legally required to disclose and will cooperate with Buyer’s reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Proprietary Information. The obligation to treat information in confidence under this section shall not apply to any information that (i) is or becomes available to Parent, the Company or any of their respective Affiliates from a third party not known to Parent or the Company to be under a confidentiality obligation to Buyer, (ii) is or becomes available to the public other than as a result of wrongful disclosure by Parent, the Company or any of their respective Affiliates or (iii) Parent, the Company or any of their respective Affiliates reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated by this Agreement.

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7.3.	Restrictions on Solicitation; No-Hire.

(a) Parent and the Company agree that, from and after the Closing for a period of four (4) years thereafter, Parent and the Company shall not and shall cause their respective Affiliates not to, directly or indirectly: (a) solicit the services of or hire (as employee, consultant or otherwise), receive or accept the performance of services by or seek to cause to leave the employ of Buyer or any of its Affiliates any employee of the Company as of the Closing Date (including any employee listed in Schedule 7.6(a)) who are hired as employees by Buyer or any of its Affiliates at Closing during the employment of such employee by Buyer or any of its Affiliates and for six (6) months following the voluntary or involuntary termination of the employment of such employee with Buyer or any of its Affiliates or (b) induce or attempt to persuade any employee of Buyer or any of its Affiliates who was an employee of the Company as of the Closing Date (including any employee listed in Schedule 7.6(a)) to terminate such employment or engagement with Buyer or any of its Affiliates in order to enter into any such relationship on behalf of any other business organization. Notwithstanding the foregoing, Parent, the Company and their respective Affiliates shall not be precluded from making any general solicitation for employment that is not specifically directed at any employee or consultant of Buyer or any of its Affiliates as aforesaid.

7.4.	Equitable Remedies.

If Parent, the Company or any of their respective Affiliates violates any of its obligations under Section 7.1, 7.2 or 7.3, Buyer may proceed against such violating party for such equitable relief as a court may deem appropriate in respect of a violation of Section 7.1, 7.2 or 7.3. Parent and the Company acknowledge that a violation of Section 7.1, 7.2 or 7.3 may cause Buyer irreparable harm that may not be adequately compensated for by money damages. Parent and the Company therefore agree that in the event of any actual or threatened violation of Section 7.1, 7.2 or 7.3, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Parent, the Company or such Affiliate of Parent or the Company to prevent any violations of Section 7.1, 7.2 or 7.3 by Parent, the Company or such Affiliate of Parent or the Company, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.4 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce Section 7.1, 7.2 or 7.3, any term, restriction, covenant or promise in Section 7.1, 7.2 or 7.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. Notwithstanding anything in this Section 7.4 to the contrary, any monetary damages sought or awarded in connection with any equitable remedy pursued by Buyer hereunder shall be subject to the limitations set forth in Article X.

7.5.	Taxes.

(a) Liability for Taxes. Seller will be liable for, and undertakes to timely pay, and pursuant to Article X shall indemnify and hold harmless each Buyer Group Member from, all Taxes relating to the Business, the Purchased Assets and the sale of the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods (or portions thereof) ending on or before and including the Closing Date and the Buyer shall have no responsibility with respect to such Taxes. For the avoidance of doubt, the parties agree that Seller shall be liable for any penalties and tax payments which may be required to be paid by Seller to the Israeli Tax Authority with respect to the period ending on or before and including the Closing Date as a result of the complete or partial termination of benefits granted to Seller under the Benefited Enterprise Tax Ruling due to the consummation of the transactions contemplated by this Agreement. Buyer will be liable for, and undertakes to timely pay, and pursuant to Article X shall indemnify and hold harmless each Seller Group Member from, all Taxes relating to the Business, the Purchased Assets, the Assumed Liabilities and any sale of the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods (or portions thereof) beginning after the Closing Date and Seller shall have no responsibility with respect to such Taxes. Notwithstanding the foregoing, Buyer (and not Seller) shall be liable for any Taxes attributable to transactions occurring on the Closing Date

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after the Closing outside the ordinary course of business (it being understood that the sale of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer does not constitute such a transaction).

(b) Transfer Taxes. Each of Buyer, on the one hand, and the Company, on the other hand, shall be responsible for 50% of all Transfer Taxes (other than VAT, which shall be paid in full by the Buyer). The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

(c) Assistance and Cooperation. After the Closing Date, the Company and Buyer undertake to reasonably cooperate with each other and to provide each other with all available information required in order for the other party to submit any report, Tax Return or application relating to the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby to any Governmental Body including the Investment Center and the Israeli Tax Authority and with respect to any request by Buyer to the Israeli Tax Authority to transfer to Buyer the tax benefits provided for under the Benefited Enterprise Tax Ruling.

(d) VAT. On the Closing Date, Seller shall issue to Buyer a tax invoice in form and substance reasonably satisfactory to Buyer, in an amount of $10,619,800, including VAT in the amount of $1,464,800, as well as a tax invoice in form and substance reasonably satisfactory to Buyer, in the amount to be paid by Buyer for finished modules in accordance with Section 2.3 plus VAT. As a condition precedent to each Milestone Payment, Seller shall issue to Buyer a tax invoice in form and substance reasonably satisfactory to Buyer in the amount of the relevant Milestone Payment to be agreed between Seller and Buyer prior to the issuance of any such invoice. The parties further agree that with respect to the Closing Date Payment as well as with respect to any Milestone Payment, unless the Buyer and Seller are instructed otherwise by the VAT Authorities, the VAT amount which is included in the invoice will be paid directly to the Seller. For this purpose, if the Buyer and Seller are instructed by the VAT Authorities to act in any other way, then the parties will cooperate in order to comply with the VAT Authority’s instructions. Buyer and Seller agree to jointly contact the VAT Authorities not later than five (5) days prior to the Closing, with respect to the Closing Date Payment, and not later than five (5) days prior to the date on which any Milestone Payment is due, to verify whether the VAT Authorities have instructions other than payment of the VAT amount directly to the Seller.

(e) Withholding Taxes. Notwithstanding any other provision in this Agreement, the Buyer, or anyone acting on its behalf, shall have the right to deduct and withhold Taxes from any payments to be made to Seller under this Agreement (including but not limited to the Closing Date Payment and any Milestone Payments), in such amounts as Buyer may be required to deduct and withhold with respect to the making of any such payment under any applicable Requirements of Law including, without limitation, the Israeli Income Tax Ordinance New Version 1961 and any regulations promulgated thereunder; provided, however, that in such case Buyer will timely pay such amounts to the relevant tax authority and provide Seller with proof of such payment and provided that in the event that Seller provides Buyer with a withholding certificate regarding the withholding (or exemption from withholding) of Tax from such payment, in form and substance reasonably satisfactory to Buyer (“Withholding Certificate”), at least five (5) Business Days prior to any such payment, then the deduction and withholding of any amounts payable to Seller shall be made only in accordance with the provisions of such Withholding Certificate. Buyer acknowledges that Seller has provided it with a valid exemption from withholding for all payments under this Agreement until March 31, 2011 and Seller shall not withhold any amounts from any such payments payable prior to such date to the extent that such an exemption will not be changed by the Israeli Tax Authority or that the Israeli Tax Authority does not instruct the Buyer otherwise. Any amounts withheld pursuant to this Section 7.5(e) and timely paid by Buyer to the relevant Tax Authority as aforesaid shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller.

(f) Reports. As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing, Seller shall file with the Israeli Tax Authority, a report regarding the consummation of the transactions contemplated by this Agreement in accordance with the Benefited Enterprise Tax Ruling. Buyer shall be entitled to review and comment to the wording of such report prior to filing; Seller will not unreasonably refuse to incorporate such comments.

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7.6.	Employee Matters.

(a) No later than twenty (20) Business Days following the date hereof, Buyer shall make offers of employment to the Company Employees listed on Schedule 7.6(a) hereto, to the Parent Employees and to any other employees agreed by Buyer and Seller to be included in Schedule 7.6(a) prior to the Closing (collectively, the “Designated Employees”). Buyer may, in its sole discretion, rescind any such offers of employment prior to the Closing in which case Schedule 7.6(a) will be revised accordingly. Such offers shall be conditional upon the Closing occurring and on such other terms and conditions as Buyer determines in its sole discretion; provided, however, that such offers of employment shall include compensation and benefits which, in the aggregate, are no less favorable to the employee than the compensation and benefits provided to each of the Designated Employees by the Company or Parent, as the case may be, immediately prior to the Closing; provided, further, that for purposes of this Section 7.6, stock options and other equity awards shall be disregarded.

(b) Following the date hereof but prior to the Closing, Parent and the Company shall terminate the employment of all Designated Employees to whom Buyer has made an offer of employment, effective as of the Closing, and shall be liable for properly settling all accounts with such Employees and shall request that such Employees execute waiver letters in the form set forth in Schedule 7.6(b)(i). In addition, following the date hereof but prior to the Closing, the Company shall request that the Former Consultant also execute the waiver letter in the form set forth in Schedule 7.6(b)(ii).

(c) Parent (with respect to the Parent Employees) and the Company (with respect to the Company Employees) shall be liable for and shall pay in accordance with any applicable Requirements of Law, all severance payments or other termination benefits (if any), due to any of the Designated Employees, as a result of the termination of their employment with the Parent or the Company in connection with the transactions contemplated by this Agreement, according to any applicable Requirements of Law or Contract. Parent (with respect to the Parent Employees) and the Company (with respect to the Company Employees) shall be liable for and shall pay, on or prior to the Closing, all wages, bonuses of any kind, commissions, prior notice, payment in lieu of prior notice, vacation pay, redemption of vacation accrual, recuperation pay, travel expenses, reimbursement of expenses, sick pay, pay for other compensated absences and other remuneration (including mandatory, contractual or discretionary benefits) earned or accrued with respect to the period prior to the Closing by Designated Employees who accept Buyer’s offer of employment according to any applicable Requirements of Law or Contract as of the Closing and including the release of all amounts accrued for the benefit of such Designated Employees in any managers’ insurance policies, pension funds, provident funds, further education fund and any other benefit plan held on behalf of such Designated Employees and any related payroll deductions (such as employee benefit plan contributions and employment taxes) with respect thereto, regardless of whether such amounts have been accrued on the books of Parent or the Company at the Closing.

(d) Neither Parent nor the Company, nor any Affiliates of Parent or the Company, have taken or shall take any actions that are intended to or likely to dissuade any Designated Employees from accepting any offer of employment by Buyer pursuant to Section 7.6(a), including offering such Employees other positions with Parent, the Company, or Affiliates of Parent or the Company. Nothing in this Section 7.6 shall obligate the Buyer to offer employment to any Designated Employee for a minimal period of time.

(e) Seller shall indemnify the Buyer against any damages, costs, expenses and any other kind of liability imposed upon or caused to the Buyer in relation to any kind of legal or administrative claim, suit, or proceeding, with respect to (i) any of the Designated Employees, or any former Company or Parent employee, to the extent the cause of action relates to such employee’s previous employment with the Company, Parent or Imarad prior to the Closing and termination thereof regardless of whether such claim, suit or proceeding occurs prior to the Closing, including claims arising from any collective agreement or extension order applicable to Parent or the Company and claims of former employees for workers’ compensation, employment related payment or benefit or severance pay or any other termination-related payments mandated by applicable Requirements of Law; but not, for the avoidance of doubt, with respect to any claim, suit or proceeding based on continuation of rights from the

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previous employment by Parent, Seller or Imarad (such as additional severance payment due to salary increases during employment with Buyer, seniority based rights and similar matters) other than due to a breach of the Seller’s obligations under Section 7.6(c) and (ii) any claim made by a former consultant or a former manpower contractor employee or by any governmental entity regarding a former consultant or a former manpower contractor employee to the extent relating to the period prior to the Closing, including with respect to the existence of an employment relationship between such consultant or former manpower contractor employee and the Company or Parent prior to the Closing, and including any payment resulting from such employment relationship, directly or indirectly, and any tax and National Insurance liability resulting from such claim; but not, for the avoidance of doubt, with respect to any claim based on continuation of rights from the previous employment of any manpower contractor employee by Parent, Seller or the manpower contractor (such as additional severance payment due to salary increases during employment with Buyer, seniority based rights and similar matters) other than due to a breach of the Seller’s obligations under Section 7.6(c). Buyer shall indemnify Parent (with respect to the Parent Employees) and the Company (with respect to the Company Employees) against any damages, costs, expenses and any other kind of liability imposed upon or caused to Parent or the Company in relation to any kind of legal or administrative claim, suit, or proceeding, with respect to (i) any of the Designated Employees, to the extent the cause of action relates to such Designated Employee’s employment with Buyer or any of its Affiliates after the Closing, including any termination thereof, including claims arising from any collective agreement or extension order applicable to Buyer or any of its Affiliates after the Closing, unless such collective agreement or extension order was also applicable to Seller prior to the Closing and was required to be disclosed on Schedule 4.15(d), but was not, and (ii) any claim made by a former consultant or former manpower contractor employee hired by Buyer or any Affiliate to the extent relating to the period following Closing.

7.7.	Use of Orbotech Name.

Effective as of the Closing, Parent and the Company hereby grant to Buyer a royalty-free right to use the Orbotech Name to the extent that the Orbotech Name appears on any finished goods purchased by Buyer from the Company and any training materials included in the Purchased Assets (collectively, the “Seller Items”) until the earlier of (a) the depletion of such Seller Items or (b) the twenty-four (24) month anniversary of the Closing Date (such date, the “Expiration Date”). Following the Expiration Date, Buyer shall destroy, dispose of or rebrand any remaining Seller Items bearing the Orbotech Name then in Buyer’s possession and will make no further use of the Orbotech Name.

7.8.	Imarad Purchase Agreement.

Seller hereby agrees to use its commercially reasonable efforts to exercise any rights or benefits that Seller may be entitled to under the Imarad Purchase Agreement with respect to any breach of the representations and warranties set forth in Sections 3.6.1 to 3.6.6 of the Imarad Purchase Agreement, at the request of Buyer; it being acknowledged and agreed by Buyer that Buyer shall pay all costs of such exercise and indemnify and hold harmless Parent, Seller and their Affiliates in respect of any Losses or Expenses incurred in respect thereof.

7.9.	Warranty Matters.

(a) From and after the date hereof and until the Closing Date, Seller agrees to use its commercially reasonable efforts to repair, service, replace or refund any Products sold or delivered by Seller to Buyer or to any third party prior to and including the Closing Date which are still under warranty at any time prior to the Closing.

(b) Seller agrees to promptly repair or replace the CZT modules covered under the RMA or refund the price therefor.

(c) Buyer agrees, subject to the terms, conditions and consideration set forth in the Transition Services Agreement, to provide Seller, after the Closing, with repair services with respect to (i) CZT modules delivered or sold by Seller to Buyer prior to or on the Closing Date and still under warranty as of the Closing Date for so long

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as such CZT modules are still under warranty, (ii) CZT modules sold by Seller to third parties prior to or on the Closing Date and still under warranty as of the Closing Date for so long as such CZT modules are still under warranty and (iii) crystals sold by Seller prior to the Closing Date pursuant to the purchase order for the sale of CZT crystals described in Schedule 7.9(c) for twelve (12) months from the delivery date of such CZT crystals.

7.10.	Reimbursement of EHS Compliance Expenses.

Buyer agrees that, at the Closing, or if the Closing does not occur, on the date that this Agreement is terminated in accordance with Article XI (but not if terminated in accordance with Section 11.1(c)), Buyer shall reimburse the Company for half of the costs actually incurred by the Company in complying with the compliance matters set forth in Schedule 8.8 up to a maximum amount to be reimbursed of $37,500 plus VAT; provided, however, that Buyer shall be under no obligation to make any reimbursement to Seller under this Section 7.10 unless (i) Seller shall have provided to Buyer, on or prior to the tenth (10th) Business Day after the Closing or the date of termination of this Agreement, as the case may be, evidence, reasonably satisfactory to Buyer, of the expenses incurred and paid for which Seller seeks reimbursement under this Section 7.10 and (ii) if reimbursement is requested after the Closing, after being afforded an opportunity to inspect Buyer shall have determined in good faith that the work for which reimbursement is sought was completed to Buyer’s reasonable satisfaction. Any payments required to be made by Buyer pursuant to this Section 7.10 shall be made within thirty (30) days after the Closing or the date of termination of this Agreement, as the case may be, by wire transfer of immediately available funds to the account specified by Seller in writing to Buyer.

7.11.	Agreement and Covenant Not to Sue.

From and after the Closing, Parent covenants and agrees to and to cause its Affiliates and licensees (including Seller), whether present or future, not to bring a lawsuit, claim, action, or proceeding against and to forever release and discharge Buyer, its Affiliates and licensees, whether present or future, for any infringement or misappropriation of any Retained Intellectual Property (including, but not limited to, any Intellectual Property transferred by Seller to Parent) based on the operation of the Business, whether as presently conducted or as contemplated in a Project, including, but not limited to, the research, development, manufacture, sale, and use of imaging systems, detectors or modules that utilize CZT (other than imaging products for use in the manufacture of printed circuit boards (PCBs), flat panel displays (FPDs) or photovoltaic cells), by, for, or to, Buyer, its Affiliates and licensees. In addition, Parent shall not grant any third party a license to the Retained Intellectual Property for research, development, manufacture, sale, and use of imaging systems, detectors or modules that utilize CZT (other than imaging products for use in the manufacture of printed circuit boards (PCBs), flat panel displays (FPDs) or photovoltaic cells). The agreements and covenants set forth in this Section 7.11 are and will remain irrevocable, perpetual, world-wide, and royalty-free, and shall bind any and all future successors, assigns, and licensees of the parties. The agreements and covenants in this Section 7.11 will run with any such imaging systems, detectors or modules purchased or leased from the Buyer, its Affiliates and licensees for the benefit of any customer or other third party who purchased or leased such imaging systems, detectors or modules from the Buyer, its Affiliates and licensees. For the avoidance of doubt, from and after the Closing, Parent covenants and agrees to and to cause its Affiliates and licensees (including Seller), whether present or future, not to bring a lawsuit, claim, action, or proceeding against and to forever release and discharge any customer or other third party who purchased or leased imaging systems, detectors or modules that utilize CZT (other than imaging products for use in the manufacture of printed circuit boards (PCBs), flat panel displays (FPDs) or photovoltaic cells) from Buyer, its Affiliates and licensees for any infringement or misappropriation of any Retained Intellectual Property (including, but not limited to, any Intellectual Property transferred by Seller to Parent) (a) based on such purchased or leased imaging systems, detectors or modules or (b) based on use of such purchased or leased imaging systems, detectors or modules. The agreements and covenants in this Section 7.11 will extend to and bind any and all subsequent licensees, buyers and third parties who license, purchase or otherwise acquire an interest in the Retained Intellectual Property. Parent further covenants and agrees that in the event that any Retained Intellectual Property is licensed, sold or otherwise transferred to a third party, Parent will require and bind the licensee, buyer or third party to the agreements and covenants in this Section 7.11. For the

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avoidance of doubt, the undertakings of Parent under this Section 7.11 shall not apply to any activities commenced by any permitted successor or assignee of Buyer pursuant to Section 12.5, any licensee of Buyer or any Affiliate of Buyer prior to the time such Person becomes such a permitted successor or assignee, licensee or Affiliate of Buyer, as the case may be.

7.12.	Commercially Reasonable Efforts.

Parent and the Company covenant and agree that whenever this Agreement requires that Parent or the Company use commercially reasonable efforts to take or refrain from taking any action, Parent and the Company shall not invoke the pricing of the Products (whether such Products are to be sold to Buyer or to any third party) or the fact that the Business or the Company has in the past, is currently or is expected in the future to generate operating losses as a basis to fail to take or refrain from taking any such action.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of GE and Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1.	No Misrepresentation or Breach of Covenants and Warranties.

There shall have been no material breach by Parent or the Company in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of Parent and the Company contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time and except that if such representation and warranty is qualified by materiality, such representation or warranty shall be true and correct), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction specifically permitted by this Agreement; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Parent and the Company by an authorized officer of Parent and the Company, respectively.

8.2.	No Changes or Destruction of Property.

Between the date hereof and the Closing Date, there shall have been no Material Adverse Change; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of the Company by an authorized officer of the Company.

8.3.	No Restraint or Litigation.

No action, suit, investigation or proceeding shall have been instituted or threatened, in each case that has not been withdrawn, dismissed or ceased to be threatened, to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect that restrains or prohibits any transaction contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of Buyer, GE, Parent nor the Company shall have received written notice from any Governmental Body that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or

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to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby (unless such Governmental Body has notified in writing its intention to withdraw from such determination).

8.4.	Necessary Governmental Approvals and Permits.

The parties shall have received all approvals and actions of or by all Governmental Bodies that are necessary to consummate the transactions contemplated hereby, which are specified in Schedule 8.4(i) or otherwise required to be obtained prior to the Closing by applicable Requirements of Law. Buyer shall have obtained all governmental permits (for which temporary permits will be sufficient) that are either specified in Schedule 8.4(ii) or are necessary to entitle it to own or lease, operate and use the Purchased Assets or to carry on and conduct the Business substantially as currently conducted by Seller.

8.5.	Competition Law Approval.

All necessary notifications and filings with relevant antitrust or competition authorities having been made, (i) the expiry, lapsing or termination of all applicable waiting and other time periods (including extensions thereof) under any applicable antitrust or competition Requirements of Law of any applicable jurisdiction or the receipt of the necessary approval; (ii) each necessary statutory and regulatory obligation of any applicable antitrust or competition Requirements of Law in connection with the transactions contemplated by this Agreement having been complied with; and (iii) the obtaining of all necessary regulatory consents, approvals or clearances from the competent antitrust or competition authorities, of any such jurisdiction with no conditions or obligations attached to such decision that would require Buyer or any of its Affiliates to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any Purchased Assets or any assets, categories of assets or businesses of Buyer or any of its Affiliates, (B) terminate existing relationships, contractual rights or obligations, (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements or (D) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Business, product lines, the Purchased Assets or other assets of Buyer or any of its Affiliates or take any action that would have a material adverse effect on Buyer or any of its Affiliates.

8.6.	Necessary Consents.

The Company shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all Contracts specified in Schedule 8.6.

8.7.	Employees.

As of the Closing, at least 90% of the Designated Employees listed on Schedule 7.6(a) shall have: (a) entered into binding employment agreements with the Buyer, effective as of the Closing, in form and substance satisfactory to Buyer (including the execution of non-competition, confidentiality and intellectual property undertakings as are customary with other Buyer employees); and (b) executed a written receipt and waiver of all claims in the form set forth in Schedule 7.6(b)(i). The Former Consultant shall have executed a written receipt and waiver of all claims in the form set forth in Schedule 7.6(b)(ii).

8.8.	Certain EHS Matters.

Seller shall have complied, in form and substance reasonably satisfactory to Buyer, with the compliance matters set forth in Schedule 8.8.

8.9.	Outstanding Payments to Buyer.

The Company shall have paid Buyer in full the amount of $194,000 owed by the Company to Buyer in connection with Imarad’s obligation to reimburse Buyer for certain pre-payments for Products, which obligation was assumed by the Company in connection with the transactions contemplated by the Imarad Purchase Agreement.

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8.10.	Effective Agreements.

The Supply Agreement, the Settlement Agreement, the Guaranty and the Transition Services Agreement shall be in full force and effect.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE COMPANY

The obligations of Parent and the Company under this Agreement shall, at the option of Parent and the Company, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1.	No Misrepresentation or Breach of Covenants and Warranties.

There shall have been no material breach by GE or Buyer in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of GE and Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time and except that if such representation and warranty is qualified by materiality, such representation or warranty shall be true and correct), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and the Company or any transaction specifically permitted by this Agreement; and there shall have been delivered to Parent and the Company a certificate to such effect, dated the Closing Date and signed on behalf of GE and Buyer by an authorized officer of GE and Buyer, respectively.

9.2.	No Restraint or Litigation.

No action, suit, investigation or proceeding shall have been instituted or threatened, in each case that has not been withdrawn, dismissed or ceased to be threatened, to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of Buyer, GE, Parent nor the Company shall have received written notice from any Governmental Body that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby (unless such Governmental Body has notified in writing its intention to withdraw from such determination).

9.3.	Necessary Governmental Approvals.

The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are specified in Schedule 9.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Law.

9.4.	Competition Law Approval.

All necessary notifications and filings with relevant antitrust or competition authorities, having been made, (i) the expiry, lapsing or termination of all applicable waiting and other time periods (including extensions thereof) under any applicable antitrust or competition Requirements of Law of any applicable jurisdiction or the

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receipt of the necessary approval; (ii) each necessary statutory and regulatory obligation of any applicable antitrust or competition Requirements of Law in connection with the transactions contemplated by this Agreement having been complied with; and (iii) the obtaining of all necessary regulatory consents, approvals or clearances from the competent antitrust or competition authorities, of any such jurisdiction with no conditions or obligations attached to such decision that would require Seller or any of its Affiliates to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of Seller or any of its Affiliates, (B) terminate existing relationships, contractual rights or obligations, (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements or (D) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, product lines or assets of Seller or any of its Affiliates or take any action that would have a material adverse effect on Seller or any of its Affiliates.

9.5.	Effective Agreements.

The Supply Agreement, the Settlement Agreement and the Transition Services Agreement shall be in full force and effect.

ARTICLE X

INDEMNIFICATION

10.1.	Indemnification by Parent and the Company.

(a) Indemnification by the Company. Subject to the limitations and conditions set forth in this Article X, the Company agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred following the Closing by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto or in any Seller Ancillary Agreement (for purposes of this Article X, in determining if there is any such breach or inaccuracy and for purposes of calculating any Losses and Expenses arising from such breach or inaccuracy, each such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “material adverse effect” or a similar qualification);

(ii) any material breach by the Company of any of its covenants in this Agreement or the Seller Ancillary Agreements, provided that if such covenant was to be performed prior to the Closing, Buyer and GE were not notified of a breach thereof at or prior to the Closing, or any failure of the Company to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement, provided that if such obligations were to be performed prior to the Closing, Buyer or GE were not notified of a failure thereof at or prior to the Closing (it being understood that if Buyer and GE proceed with the Closing after receiving notice of a breach of a covenant that was to be performed prior to the Closing or of a failure to perform an obligation that was to be performed prior to the Closing, such breach or failure to perform shall be deemed waived);

(iii) the failure of the Company to pay, perform or discharge any Excluded Liability;

(iv) the lack of a business license, issued by the Municipality of Rehovot for acts and failures to act conducted prior to January 22, 2008; or

(v) the lack of a radioactive materials permit between December 16, 2009 and January 20, 2010 and the lack of a correct and full radioactive materials permit between January 20, 2010 and March 10, 2010.

(b) Indemnification by Parent. Subject to the limitations and conditions set forth in this Article X, Parent agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred following the Closing by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Parent contained in this Agreement or any certificate delivered by or on behalf of Parent pursuant hereto or in any Seller Ancillary

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Agreement (for purposes of this Article X, in determining if there is any such breach or inaccuracy and for purposes of calculating any Losses and Expenses arising from such breach or inaccuracy, each such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “material adverse effect” or a similar qualification); or

(ii) any material breach by Parent of any of its covenants in this Agreement or the Seller Ancillary Agreements, provided that if such covenant was to be performed prior to the Closing, Buyer and GE were not notified of a breach thereof at or prior to the Closing, or any failure of Parent to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement, provided that if such obligations were to be performed prior to the Closing, Buyer or GE were not notified of a failure thereof at or prior to the Closing (it being understood that if Buyer and GE proceed with the Closing after receiving notice of a breach of a covenant that was to be performed prior to the Closing or of a failure to perform an obligation that was to be performed prior to the Closing, such breach or failure to perform shall be deemed waived).

(c) Limitations on Indemnification. The indemnifications provided for in Sections 10.1(a) and 10.1(b) shall be limited as follows:

(i) the Company shall not be liable for and Buyer Group Members may not recover or offset from the Milestone Payments in accordance with Section 10.5 under Section 10.1(a)(i) with respect to Losses and Expenses incurred by Buyer Group Members unless and until the amount of such Loss and Expense related to each individual claim (or group of related claims, including claims under Section 10.1(b)(i)) exceeds $10,000 (the “De Minimis Threshold”) (it being understood that such De Minimis Threshold shall not be a deductible and that, upon such amount being exceeded and subject to the limitations and conditions set forth in this Article X, the Company shall bear full indemnification responsibility pursuant to Section 10.1(a)(i) for the entire amount of such Loss and Expense);

(ii) Parent shall not be liable for and Buyer Group Members may not recover or offset from the Milestone Payments in accordance with Section 10.5 under Section 10.1(b)(i) with respect to Losses and Expenses incurred by Buyer Group Members unless and until the amount of such Loss and Expense related to each individual claim (or group of related claims, including claims under Section 10.1(a)(i)) exceeds the De Minimis Threshold (it being understood that such De Minimis Threshold shall not be a deductible and that, upon such amount being exceeded and subject to the limitations and conditions set forth in this Article X, Parent shall bear full indemnification responsibility pursuant to Section 10.1(b)(i) for the entire amount of such Loss and Expense);

(iii) Parent and the Company shall not be liable for and Buyer Group Members may not recover or offset from the Milestone Payments in accordance with Section 10.5, unless and until the aggregate of all Losses and Expenses in accordance with Sections 10.1(a)(i), 10.1(a)(ii) (but solely with respect to Section 6.5(d)) and 10.1(b)(i) suffered by any Buyer Group Member is in excess of $100,000 (the “Basket”) and then only for amounts in excess of the Basket;

(iv) in no event shall the aggregate amount required to be paid by Parent and the Company pursuant to (A) Sections 10.1(a)(i) and 10.1(b)(i) with respect to Losses and Expenses incurred by Buyer Group Members (other than (x) with respect to the Company, in respect of Losses and Expenses incurred as a result of inaccuracies of the representations and warranties of the Company contained in Sections 4.3(b) [Authority], 4.7 [Taxes], 4.14 [Title to Property], 4.20 [Environmental Matters], 4.24 [Unlawful Payments] and 4.26 [No Finder] and (y) with respect to the Parent, in respect of Losses and Expenses incurred as a result of inaccuracies of the representations and warranties of Parent contained in Sections 4.3(a) [Authority] and 4.26 [No Finder], as to which this clause (iv) shall not apply) and (B) Sections 10.1(a)(ii) and 10.1(b)(ii) with respect to Losses and Expenses incurred by Buyer Group Members as a result of breaches of the Transition Services Agreement by Parent or the Company, exceed $2,000,000 plus the amount of any Milestone Payments payable pursuant to Section 2.2; and

(v) in no event shall the aggregate amount required to be paid by Parent and the Company with respect to all Losses and Expenses incurred by Buyer Group Members (other than (x) with respect to the Company,

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in respect of any Excluded Liability and the specific indemnities set forth in Sections 10.1(a)(ii), (iv) and (v) and (y) with respect to Parent, in respect of the specific indemnity set forth in Section 10.1(b)(ii), in each case, as to which there shall be no limitation, except for the limitation set forth in clause (iv)(B) above) exceed the Purchase Price.

(d) The indemnifications provided for in Sections 10.1(a) and 10.1(b) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 10.1(a) or 10.1(b) thereafter), except that the indemnification by Parent and the Company, as applicable, shall continue as to:

(i) the indemnification by the Company provided for in Sections 10.1(a)(ii), (iii), (iv) and (v) and the indemnification by Parent provided for in Section 10.1(b)(ii), as to all of which no time limitation shall apply;

(ii) the representations and warranties of the Company contained in Sections 4.3(b) [Authority], 4.14 [Title to Property] and 4.26 [No Finder] and the representations and warranties of Parent contained in Sections 4.3(a) [Authority] and 4.26 [No Finder], as to all of which no time limitation shall apply;

(iii) the representations and warranties contained in Sections 4.7 [Taxes], 4.20 [Environmental Matters] and 4.24 [Unlawful Payments], which shall terminate six (6) months after the expiration of the applicable statute of limitations;

(iv) the covenants of the Company set forth in Section 7.5(c), which shall terminate six (6) months after the expiration of the statute of limitations applicable to the taxable year or period (or portion thereof) as to which the request for assistance or cooperation under Section 7.5(c) relates;

(v) the covenants of Parent and the Company set forth in Sections 3.4(b) [Seller’s Deliveries], 7.2 [Restrictions Regarding Proprietary Information], 7.5 [Taxes] (other than the covenants set forth in Section 7.5(c)), 7.6 [Employee Matters], 7.11 [Agreement and Covenant Not to Sue], 12.2 [Confidential Nature of Information] and 12.10 [Expenses], as to all of which no time limitation shall apply;

(vi) the covenants of Parent and the Company set forth in Sections 7.1 [Restrictions on Competitive Activities] 7.3 [Restrictions on Solicitation; No-Hire], 12.6 [Access to Records after Closing] and 12.12 [Further Assurances], which shall terminate six (6) months after the expiration of the period provided for therein;

(vii) any Loss or Expense of which any Buyer Group Member has notified Parent or the Company, as applicable, in writing in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Parent or the Company, as applicable, shall continue until the liability of Parent or the Company, as applicable, shall have been determined pursuant to this Article X, and, if the liability is so determined, Parent or the Company, as applicable, shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense as so determined in accordance with this Article X; and

(viii) the representations and warranties of Parent and the Company contained in Section 4.12 [Intellectual Property; Software], which shall terminate eight (8) years after the Closing Date.

(e) The limitations on indemnification contained in Sections 10.1(c) and (d) shall not apply (i) with respect to Parent, in the case of actual fraud by Parent or (ii) with respect to the Company, in the case of actual fraud by the Company (or, for the avoidance of doubt, any Excluded Liabilities). Parent’s liability, if any, with respect to actual fraud by the Company with respect to the representations and warranties of the Company set forth in Section 4.12 shall under no circumstances exceed two and a half (2.5) times the Purchase Price (i.e. $25,000,000 if no Milestone Payments are paid, $31,250,000 if only one Milestone Payment is made and $37,500,00 if all Milestone Payments are made).

(f) Except for matters that cannot be waived as a matter of law, if the Closing occurs, the rights and remedies under this Article X shall be the sole and exclusive rights and remedies of any Buyer Group Member from and against any and all Losses and Expenses incurred following the Closing with respect to any and all

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claims relating to the subject matter of this Agreement and the transactions contemplated hereby, including, without limitation, in connection with or arising from the matters described in Sections 10.1(a) and 10.1(b). For the avoidance of doubt, the parties acknowledge and agree that equitable remedies, including those provided for in Section 7.4, shall not be precluded by this Section 10.1(f); provided, however, that any monetary damages sought or awarded in connection with any equitable remedy pursued by any Buyer Group Member shall be subject to the limitations set forth in this Article X.

10.2.	Indemnification by Buyer.

(a) Subject to the limitations and conditions set forth in this Article X, GE and Buyer agree to jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of GE or Buyer contained in this Agreement or in any certificate delivered by or on behalf of GE or Buyer pursuant hereto or in any Buyer Ancillary Agreement (for purposes of this Article X, in determining if there is any such breach or inaccuracy and for purposes of calculating any Losses and Expenses arising from such breach or inaccuracy, each such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “material adverse effect” or a similar qualification);

(ii) any breach by GE or Buyer of any of their respective covenants in this Agreement or the Buyer Ancillary Agreements, provided that if such covenant was to be performed prior to the Closing, Parent and the Company were not notified of a breach thereof at or prior to the Closing, or any failure by GE or Buyer to perform any of their respective obligations, in this Agreement or in any Buyer Ancillary Agreement, provided that if such obligations were to be performed prior to the Closing, Parent or the Company were not notified of a failure thereof at or prior to the Closing (it being understood that if Parent and the Company proceed with the Closing after receiving notice of a breach of a covenant that was to be performed prior to the Closing or of a failure to perform an obligation that was to be performed prior to the Closing, such breach or failure to perform shall be deemed waived); or

(iii) the failure by Buyer to pay, perform or discharge any Assumed Liability;

provided, however, that in no event shall the aggregate amount required to be paid by GE and Buyer pursuant to clause (ii) of this Section 10.2(a) with respect to Losses and Expenses incurred by Seller Group Members as a result of breaches of the Transition Services Agreement by Buyer, exceed $2,000,000 plus the amount of any Milestone Payments payable pursuant to Section 2.2.

(b) The indemnification provided for in Section 10.2(a) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Seller Group Member under Section 10.2(a) thereafter), except that the indemnification by GE and Buyer shall continue as to:

(i) the indemnification provided for in Sections 10.2(a)(ii) and (iii), as to all of which no time limitation shall apply;

(ii) the representations and warranties of GE contained in Sections 5.2(a) [Authority] and 5.3 [No Finder] and the representations and warranties of Buyer contained in Sections 5.2(b) [Authority] and 5.3 [No Finder], as to all of which no time limitation shall apply;

(iii) the covenants of Buyer set forth in Section 7.5(c), which shall terminate six (6) months after the expiration of the statute of limitations applicable to the taxable year or period (or portion thereof) as to which the request for assistance or cooperation under Section 7.5(c) relates;

(iv) the covenants of Buyer set forth in Sections 7.5 [Taxes] (other than the covenants set forth in Section 7.5(c)) 7.6 [Employee Matters], 12.2 [Confidential Nature of Information], and 12.10 [Expenses], as to all of which no time limitation shall apply;

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(v) the covenants of Buyer set forth in Sections 12.6 [Access to Records after Closing] and 12.12 [Further Assurances], which shall terminate six (6) months after the expiration of the period provided for therein;

(vi) any Loss or Expense of which any Seller Group Member has notified GE or Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of GE and Buyer shall continue until the liability of GE and Buyer shall have been determined pursuant to this Article X, and, if the liability is so determined, GE and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense as so determined in accordance with this Article X.

(c) The limitations on indemnification contained in clauses (a) and (b) of this Section 10.2 shall not apply in the case of actual fraud (or, for the avoidance of doubt, any Assumed Liabilities).

(d) Except for matters that cannot be waived as a matter of law, if the Closing occurs, the rights and remedies under this Article X shall be the sole and exclusive rights and remedies of any Seller Group Member from and against any and all Losses and Expenses incurred following the Closing with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby, including, without limitation, in connection with or arising from the matters described in Section 10.2(a). For the avoidance of doubt, the parties acknowledge and agree that equitable remedies shall not be precluded by this Section 10.2(d); provided, however, that any monetary damages sought or awarded in connection with any equitable remedy pursued by any Seller Group Member shall be subject to the limitations set forth in this Article X.

10.3.	Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification (and if such party is the Company, to Parent as well) to such Indemnified Party (the “Indemnitor”), as soon as reasonably practicable, a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced or threatened in writing; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor (and, if the Indemnitor is the Company, with the written agreement of Parent); (ii) by a final judgment or decree of any court of competent jurisdiction, (iii) by an Award; or (iv) by any other means to which the Indemnified Party and the Indemnitor shall agree (and, if the Indemnitor is the Company, with the written agreement of Parent). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

10.4.	Third Person Claims.

(a) If a Third Person Claim against any Indemnified Party is (i) solely for money damages, (ii) solely related to an Excluded Liability and will have no material effect on the Buyer, the Business or the Purchased Assets, or

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(iii) or where Seller is the Indemnitor, will have no continuing effect in any material respect on any Buyer Group Member, the Business or the Purchased Assets and, in each case, the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has (subject to the limitations and conditions set forth in this Article X) an obligation to provide indemnification to the Indemnified Party in respect thereof, the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that:

(i) the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof; and

(ii) the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

(b) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim not covered in Section 10.4(a) above against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder (unless such consent has been unreasonably withheld or delayed by the Indemnitor).

10.5.	Milestone Payments as Security; Set Off.

Subject to the limitations set forth herein, the obligations of Parent or the Company, as applicable, in respect of any amount that a Buyer Group Member shall be entitled to as determined pursuant to Section 10.3(b), shall be satisfied, at the option of Buyer, as follows: (i) Buyer may set-off the amount of such indemnification payment from any Milestone Payments that the Company may be entitled to receive under Section 2.2 or (ii) Buyer may demand that Company or Parent, as the case may be, pay any remaining unpaid amounts. For the avoidance of doubt, the Company hereby acknowledges and agrees that any Buyer Group Member shall be entitled to satisfy any indemnification amount to be satisfied by Parent pursuant to Section 10.1(b) by setting off such amount from any Milestone Payments that the Company may be entitled to receive under Section 2.2.

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10.6.	Indemnification Amount.

The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy or against any third party with respect to such Loss minus the full amount of the Expenses incurred by such Indemnified Party in procuring such recovery; provided, however, that the Indemnified Parties shall not have any obligation to seek any such insurance or third party recoveries. If an Indemnified Party subsequently recovers any additional payment or compensation with respect to any Loss or Expense indemnified under this Article X, the Indemnified Party shall pay or cause to be paid to the Indemnifying Party the amount (net of Expenses) so recovered, provided such amount shall be no greater than the amount the Indemnified Party received from the Indemnifying Party with respect to such Loss or Expense. The amount of any Loss for which indemnification is provided under this Article X shall be increased to take account of any VAT cost incurred by the Indemnified Party arising out of the receipt of indemnity payments hereunder (grossed up for such increase) and reduced to take account of any VAT benefit realized by the Indemnified Party arising out of the incurrence or payment of any such Loss.

10.7.	Limitations.

Notwithstanding anything contained herein to the contrary, in no event shall Parent or the Company have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby for indirect, special or consequential damages; provided that nothing herein shall be deemed to limit the right to indemnification for any actual out-of-pocket Losses (e.g., Losses resulting from Third Person Claims for indirect, speculative or consequential damages), subject to the limitations and conditions set forth in this Article X. In no event shall any party be liable for any exemplary or punitive damages to the other party or its Affiliates arising under any legal or equitable theory or arising under or in connection with this Agreement.

10.8.	No Double Recovery.

No Buyer Group Member shall be entitled to indemnification or reimbursement under Section 10.1(a) or 10.1(b) of this Agreement for any Losses or Expenses incurred by such Buyer Group Member (A) in connection with the repair or replacement of Products for which Buyer is obligated to provide Warranty Services (as such term is defined in the Transition Services Agreement) under the Transition Services Agreement to the extent that Buyer has received payment for such Warranty Services pursuant to the Transition Services Agreement or (B) to the extent such Losses or Expenses have been recovered from Parent pursuant to the Guaranty.

ARTICLE XI

TERMINATION

11.1.	Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual agreement of Buyer and the Company;

(b) by Buyer, on the one hand, or Parent and the Company, on the other hand, if the Closing shall not have occurred within five (5) months following the signing of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of the Closing not occurring on or before such date; provided, further, that if the decision of the Israeli Antitrust Authority shall not have been received at the expiration of such five (5) month period, Buyer, Parent and the Company agree to negotiate in good faith a possible extension of such period;

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(c) by Buyer in the event of any material breach by Parent or the Company of any of the agreements, representations or warranties contained herein, which breach is not cured by Parent or the Company within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured;

(d) by Parent or the Company in the event of any material breach by GE or Buyer of any of the agreements, representations or warranties contained herein, which breach is not cured by GE or Buyer within thirty (30) days after receipt of notice from Parent or the Company requesting such breach to be cured; or

(e) by any party hereto if any court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling that is or has become final and non-appealable, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

11.2.	Notice of Termination.

Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

11.3.	Effect of Termination.

If this Agreement is terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than under the Confidentiality Agreement or Sections 2.3(g), 12.2 and 12.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its knowing and willful breach of this Agreement prior to termination.

ARTICLE XII

GENERAL PROVISIONS

12.1.	Survival of Obligations.

All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article X, the representations and warranties contained in Articles IV and V shall terminate on the second anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article IV or V after the date on which such representations and warranties terminate as set forth in this Section.

12.2.	Confidential Nature of Information.

Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of GE and Buyer, to their counsel, accountants, financial advisors or lenders, and in the case of Parent and the Company, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing, Buyer and GE may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall

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not apply to any information that (i) is or becomes available to such party from a source other than another party not known to such party to be under a confidentiality obligation to the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

12.3.	No Public Announcement.

No party shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law (including securities laws, stock exchange rules or similar disclosure requirements) in which case the other parties shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement. The text of the initial press release that Parent and GE will use to announce this Agreement, if any, shall be agreed to between Parent and GE.

12.4.	Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile, the first Business Day on the receiving end following transmission, as evidenced by confirmation that such facsimile has been received or (iii) one (1) day (two (2) days if sent internationally) after dispatch by overnight (express if sent internationally) courier service addressed as follows:

If to GE or Buyer, to:

c/o GE Healthcare

Pollards Wood

Nightingales Lane

Chalfont St. Giles HP8 4SP England

Fax: +44 1494 545 275

Attention: General Counsel, Strategic

Transactions

and

GE Medical Systems Israel Ltd.

4 HaEtgar Street

Tirat HaCarmel 39120

Israel

Attention: Tovi Bahar, Chairman of the Board

Fax: +972-4-857 4166

with a copy to (which copy shall not

constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: David J. Zampa

Fax No.: 312-853-7036

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with a copy to (which copy shall not

constitute notice):

Herzog, Fox & Neeman

Asia House

4 Weizmann Street

Tel Aviv, 64239, Israel

Attention: Janet Levy-Pahima

Fax No.: (972)-(3)-696-6464

If to Parent or the Company, to:

Orbotech Ltd.

Sanhedrin Boulevard

North Industrial Zone

P.O. Box 215

Yavne 81101, Israel

Attention: Chief Financial Officer

Fax No.: (972)-(8)-943-8769

with a copy to (which copy shall not

constitute notice):

Tulchinsky Stern Marciano Cohen

Levitski and Co.

Museum Tower

4 Berkowitz Street

Tel Aviv, 64238, Israel

Attention: David Cohen, Adv.

Fax No.: (972)-(3)-607-5050

or to such other address as such party may indicate by a notice delivered to the other party hereto.

12.5.	Successors and Assigns.

(a) The rights of a party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights hereunder to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment by Buyer shall relieve it of its obligations hereunder. Following the Closing, a party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) Subject to Section 12.5(a), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. The permitted successors and assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as provided in Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

12.6.	Access to Records after Closing.

(a) For a period of seven (7) years after the Closing Date, Parent, the Company and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Parent or the Company in connection with matters relating

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to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Parent and the Company shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Parent and the Company a reasonable opportunity, at their expense, to segregate and remove such books and records as Parent and the Company may select.

(b) For a period of seven (7) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Parent and the Company or any of their respective Affiliates may retain after the Closing Date. Such access shall be afforded by Parent and the Company and their respective Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6. If Parent and the Company or any of their respective Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven (7) year period, Parent and the Company shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

12.7.	Entire Agreement; Amendments.

This Agreement and the Exhibits and Schedules referred to herein (including the Purchase Orders, the Raw Materials Side Letter and the Work in Process Side Letter) and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings between or among any of the parties hereto, including the Confidentiality Agreement and the Letter of Intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

12.8.	Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.9.	Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10.	Expenses.

Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

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12.11.	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Parent, the Company, GE and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.12.	Further Assurances.

On the Closing Date the Company shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of the Company in, to or under any or all of the Purchased Assets and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets and Buyer shall deliver to the Company such other good and sufficient instruments of assignment and assumption, in form reasonably satisfactory to the Company and its counsel, as the Company may reasonably request or as may be otherwise reasonably necessary to assign to Buyer all the liability under the Assumed Liabilities. From time to time following the Closing and until the tenth anniversary of the Closing, Parent and the Company shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) that cannot be transferred or assigned effectively without the consent of third Persons which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner or (b) that are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of the Company thereunder); provided, however, that nothing herein shall relieve Parent or the Company of its obligations under Section 6.3. From time to time following the Closing and until the tenth anniversary of the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to the Company such other instrument of assignment and assumption as the Company may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, Buyer any part of the Assumed Liabilities, and, in the case of Assumed Liabilities (x) that cannot be assigned or assumed effectively without the consent of Third Persons which consent has not been obtained prior to the Closing, to cooperate with the Company at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable commercial efforts to assign to Buyer the liability thereunder in some other manner or (y) that are otherwise not transferable or assignable, to use its reasonable commercial efforts jointly with the Company to secure to the Company the benefits of the assignment thereof in some other manner; provided, however, that nothing herein shall relieve Buyer of its obligations under Section 6.3. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of third Persons thereto would constitute a breach thereof.

12.13.	Governing Law; Submission to Jurisdiction.

(a) This Agreement and all Actions arising out of or in connection with the subject matter of this Agreement (whether based in contract, tort or otherwise) shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to its conflicts of law rules except for 5-1401 of New York’s General Obligations law).

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(b) Each of the parties hereto agrees that all Disputes shall be resolved by mediation or arbitration pursuant to Section 12.14 except that any request for equitable relief (including interim relief) shall be resolved and all post-Award proceedings shall be brought in the Courts in the Tel Aviv District in the State of Israel and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts in the Tel Aviv District in the State of Israel, and appellate courts having jurisdiction with respect to appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Israeli court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address as provided in Section 12.4; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Israel.

12.14.	Resolution of Disputes.

(a) Except as otherwise provided herein or with respect to any request for equitable relief (including interim relief) by any party hereto, any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Requirements of Law (a “Dispute”), that the parties through commercially reasonable efforts are not able to resolve through direct negotiation, shall be resolved in accordance with the procedures set forth in this Section 12.14.

(b) If the parties have been unable to resolve a Dispute through direct negotiations as set forth in Section 12.14(a), then any party hereto may seek resolution of the Dispute through binding arbitration by a single arbitrator. Failing agreement between the parties with respect to the identity of the arbitrator within fifteen (15) days following the date on which one party makes a request to the other parties for the appointment of the arbitrator, the arbitrator shall be a retired district court judge appointed by the Chairman of the Israeli Bar Association, upon the written request of any of the parties (with a copy to the other parties). The arbitrator shall be an arbitrator in accordance with the Israel Arbitration Law, 5728-1968 (the “Arbitration Law”), and shall be bound by the substantive law of the State of New York but not by the laws of evidence or procedures. The place of the arbitration shall be Tel Aviv, Israel, and the arbitration shall be conducted in the English language. All correspondence between the parties related to the arbitration shall also be in the English language. Any Buyer Group Member and any Seller Group Member shall have the absolute right to assert claims, defenses and otherwise participate in any such arbitration.

(c) A hearing before the arbitrator so appointed shall be held within ninety (90) days after the appointment of the arbitrator. Disputes about arbitration procedure shall be resolved by the arbitrator. The arbitrator may proceed to the award (the “Award”) notwithstanding the failure of any party to participate in the proceedings. The arbitrator shall not be authorized to grant interim relief or provide for security for a prospective monetary award.

(d) The arbitrator shall be empowered to award damages in accordance with applicable law governing the Dispute. The arbitrator shall have no power or authority, under the Arbitration Law or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this

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Agreement, including the provisions of this Section 12.14. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by Buyer and GE, on the one hand, and Parent and the Company, on the other hand. The Award shall be presented to the parties in writing and shall specify the factual and legal basis for the Award. The Award shall be final and binding upon the parties as if agreed between them, in accordance with the Arbitration Law and shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to appeal according to section 29B to the Arbitration Law. Any post-Award proceedings will be governed by the Arbitration Law. The Tel Aviv District Court shall have exclusive jurisdiction for post-Award proceedings. Notwithstanding any of the foregoing, any of GE, Buyer, Parent or the Company may, without inconsistency with this Section 12.14, apply to any court specified in Section 12.13 and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, none of GE, Buyer, Parent, the Company or the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of GE, Buyer, Parent and the Company except to the extent required by applicable Requirements of Law; provided, however, that if a party hereto or the arbitrator is required by applicable Requirements of Law (including securities laws, stock exchange rules or similar disclosure requirements) to make such a disclosure, such party or the arbitrator shall provide the other parties hereto prompt notice of such requirement, to the extent practicable, so that such parties may seek an appropriate protective order or otherwise formally object to such disclosure to a court of competent jurisdiction.

(e) For the avoidance of doubt, the parties acknowledge and agree that GE shall have a right to bring an arbitration claim under this Section 12.14 as well as to participate in any arbitration claim brought by any other party to this Agreement.

ARTICLE XIII

DEFINITIONS AND INTERPRETATIONS

13.1.	Definitions.

In this Agreement, the following terms have the meanings specified or referred to in this Section 13.1 and shall be equally applicable to both the singular and plural forms.

“Acquisition Proposal” has the meaning specified in Section 6.6(d).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Body.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Affiliated Person” has the meaning specified in Section 4.23(a).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning specified in Section 2.4.

“Arbitration Law” has the meaning specified in Section 12.14(b).

“Assumed Liabilities” has the meaning specified in Section 1.3.

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“Award” has the meaning specified in Section 12.14(c).

“Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2010 included in Schedule 4.4.

“Balance Sheet Date” means March 31, 2010.

“Basket” has the meaning specified in Section 10.1(c).

“Benefited Enterprise Tax Ruling” means that certain tax ruling issued by the Israeli Tax Authority to the Seller dated December 24, 2007, regarding the Company’s entitlements to benefits under the Law for Encouragement of Capital Investments, 1959.

“Business” has the meaning specified in the first recital of this Agreement.

“Business Day” means any day, other than a Saturday, Sunday or any other date in which banks located in New York, New York or Israel are closed for business as a result of a federal, state or local holiday.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by GE or Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates (including GE), (ii) the directors and officers of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Catrene Project Agreements” means the Catrene Project Cooperation Agreement in effect as of March 1, 2009 for the project entitled “High Dynamic Range Low Noise CMOS Imagers (HIDRALON),” the Full Project Proposal referenced therein, the Catrene Frame Agreement referenced therein and any other agreements or documents executed by Seller in connection therewith.

“Claim Notice” has the meaning specified in Section 10.3(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Payment” has the meaning specified in Section 2.1.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Employees” has the meaning specified in Section 4.15(a).

“Confidentiality Agreement” means the Confidentiality Agreement dated July 10, 2008 between General Electric Company and the Company.

“Consultants” has the meaning specified in Section 4.15(a).

“Contract” means contracts, agreements, leases, licenses, sublicenses, commitments, understandings, arrangements, assignments and indemnities, including any amendments thereto, invoices, purchase orders, bids and quotations, whether written or oral.

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“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Software, that such Copyleft Software, or modifications or derivatives works thereof: (a) be made available or distributed in source code form or (b) be licensed for the purposes of preparing derivative works or distribution at no fee, including the GNU General Public License, the Mozilla Public License, the Common Development and Distribution License and the Eclipse Public License.

“Copyleft Software” means any Software subject to any Copyleft License.

“Copyrights” means all copyrights in both published works and unpublished works, and all applications, registrations, and renewals in connection therewith.

“Court Order” means any judgment, order, award or decree of any Governmental Body.

“CZT” has the meaning specified in the first recital of this Agreement.

“De Minimis Threshold” has the meaning specified in Section 10.1(c).

“Designated Employees” has the meaning specified in Section 7.6.

“Disclosure Schedule” means the Disclosure Schedule delivered to Buyer by Parent and the Company pursuant to this Agreement.

“Dispute” has the meaning specified in Section 12.14(a).

“Dollars” or “$” means United States Dollars.

“Employees” means the Company Employees and the Parent Employees.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, collateral assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, negative covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Hazardous Material into the environment.

“Environmental Law” means any and all applicable international, national regional and local treaties, statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits concessions, grants, franchises or licenses relating to or addressing safety, human health, pollution or protection of the environment, emissions discharges or Releases of Hazardous Materials or the investigation, cleanup or other remediation thereof.

“Excluded Assets” has the meaning specified in Section 1.2.

“Excluded Liabilities” has the meaning specified in Section 1.4.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing

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fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Expiration Date” has the meaning specified in Section 7.7.

“Financial Statements” has the meaning specified in Section 4.4.

“Former Consultant” means Yuval Zak.

“GAAP” means the generally accepted accounting principles used in the United States of America, consistently applied.

“GE” has the meaning specified in the first paragraph of this Agreement.

“GE Inventory” means any raw materials (including CZT, CZT components and assembled boards and their components) purchased by Buyer or by Seller for the account of Buyer and the value of such raw materials incorporated in any work-in-process or finished goods.

“GE Litigation” means the Lawsuit, including any other claim, action, suit, investigation or proceeding, in any jurisdiction related thereto or arising therefrom.

“Governmental Body” means any federal, state, local or supra-national government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 4.9(a).

“Grants” has the meaning specified in Section 4.25.

“Guaranty” means the guaranty executed by Parent substantially in the form of Exhibit G.

“Hazardous Materials” means any material that is toxic, ignitable, reactive, corrosive, radioactive, caustic, capable of causing harm to human health or the environment or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls and asbestos, regulated under, or which is the subject of, applicable Environmental Laws.

“Imarad” means Imarad Imaging Systems Ltd. a company registered under the laws of the State of Israel.

“Imarad Purchase Agreement” means the Asset Purchase Agreement dated March 15, 2005 among the Company, Imarad, Urigal Ltd., Dr. Uri El-Hanany, Shimon Klier and Alex Tsigelman and any other agreements or documents executed by Seller in connection therewith.

“Improvements” means all buildings, improvements and fixtures located on the Leased Real Property that are owned by the Company, regardless of whether such buildings, improvements or fixtures are subject to reversion to the landlord or other third parties upon the expiration or termination of any lease, sublease or other agreement with respect to such Leased Real Property.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money or in respect of loans or advances, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (iii) all reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, including

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promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person, (vii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (viii) any obligations under leases that are required to be capitalized, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (x) all agreements, undertakings or arrangements by which any Person guarantees, endorses (other than checks endorsed in the ordinary course of business) or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interest of any other Person.

“Indemnified Party” has the meaning specified in Section 10.3(a).

“Indemnitor” has the meaning specified in Section 10.3(a).

“Inspection Period” has the meaning specified in Section 2.3(e).

“Instrument of Assignment” means the instrument of assignment substantially in the form attached hereto as Exhibit H.

“Instrument of Assumption” means the instrument of assumption substantially in the form attached hereto as Exhibit C.

“Intellectual Property” means all Marks, Patents, Copyrights, Rights in Mask Works, and Trade Secrets, including, where applicable, any and all industrial designs, inventions, discoveries, and/or improvements thereto, whether patented, unpatented, registered, unregistered, marked, unmarked, reduced to practice, not reduced to practice, protected, and/or unprotected.

“IP Agreements” has the meaning specified in Section 4.12(a).

“Knowledge of Parent” means the actual knowledge of any fact, circumstance or condition of those officers and employees of Parent set forth on Schedule 13.1(b).

“Knowledge of the Company” means the actual knowledge of any fact, circumstance or condition of those officers and employees of Parent or the Company set forth on Schedule 13.1(a).

“Lawsuit” means the complaint filed by GE and Buyer against Parent and the Company in the District Court for the Central Region of Israel, File no. 18789-11-09.

“Leased Real Property” has the meaning specified in Section 4.10(b).

“Letter of Intent” means the letter agreement dated November 24, 2009 by and between General Electric Company, Parent and the Company.

“Licensed Intellectual Property” means all Intellectual Property leased or licensed by or to the Company under the IP Agreements.

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“Losses” means any and all losses, costs, obligations, liabilities, decrease in the value of any asset or the Business, settlement payments, awards, judgments, fines, penalties, Taxes, damages, deficiencies or other charges.

“Marks” means all trademarks (registered and unregistered), applications, registrations, and renewals in connection therewith, service marks, trade dress, logos, trade names, Internet domain names, fictional business names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, in each case other than the Orbotech Name.

“Material Adverse Change” means a material adverse change in the condition of the Purchased Assets, the Business, the Assumed Liabilities, the condition (financial or otherwise), results of operations, liabilities, or prospects of the Company, taken as a whole, or a material adverse change in the ability of the Company or Parent to perform its obligations under this Agreement or the Seller Ancillary Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or is reasonably expected to be, a material adverse change: (i) any adverse effect arising from or otherwise relating to (A) the announcement, pendency or consummation of the transactions contemplated in this Agreement, (B) general economic, business, financial or market conditions worldwide or in Israel or (C) any condition or event that generally affects the industry or industry sectors in which the Company operates; (ii) any adverse effect arising from or otherwise relating to fluctuations in the value of any currency; (iii) any adverse effect arising from or otherwise relating to any act of terrorism or war, any regional, national or international calamity, natural disaster or any other similar event, to the extent that such event does not result in material damage to the Purchased Assets taken as a whole; (iv) any adverse effect arising from any changes after the date of this Agreement in GAAP; or (v) any adverse effect arising from the taking of any action that is expressly required by this Agreement.

“Material Suppliers” has the meaning specified in Section 4.21.

“Milestone Payments” has the meaning specified in Section 2.2(a).

“Nihul Sefarim” has the meaning specified in Section 2.1.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any Copyleft License.

“Open Source Software” means any software subject to an Open Source License, including any Copyleft Software.

“Orbotech Name” means the name “Orbotech,” “OMS” or any trade names, trademarks, brand names or domain names currently used in connection with the Business containing any variations of the name “Orbotech” or “OMS.”

“Osek Murshe” has the meaning specified in Section 2.1.

“Owned Software” has the meaning specified in Section 4.12(g)(iii).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Employees” means Mannie Dorfan and Naama Luquer.

“Patents” means all patents, patent applications, and provisional patent applications, including all U.S. and foreign counterparts claiming priority thereto, therefrom or having common priority therewith, and all patent

4.15-63

disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Permitted Encumbrances” means (i) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law and arising in the ordinary course of business for sums not yet due and payable and (ii) other liens or imperfections on property which are not material, are not violated by the consummation of the transactions contemplated by this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements and do not adversely affect title to, detract from the value or marketability of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Predecessor Entity” has the meaning specified in Section 4.25.

“Products” means all actual products developed, manufactured, marketed or sold and any products in development by the Seller with respect to the Business prior to the Closing Date.

“Project” has the meaning specified in Section 4.12(i).

“Proprietary Information” has the meaning specified in Section 7.2.

“Purchase Orders” has the meaning specified in Section 2.3(a).

“Purchase Price” has the meaning specified in Section 2.1.

“Purchased Assets” has the meaning specified in Section 1.1.

“Purchased Intellectual Property” means all Intellectual Property owned by the Company, including the Patents, Trademarks, Trade Secrets and Owned Software listed in Schedules 4.12(c), 4.12(d), 4.12(f) and 4.12(g)(i), respectively.

“Raw Materials Side Letter” has the meaning specified in Section 2.3(g).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment or into or out of any Seller Property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or Seller Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Repair Period” has the meaning specified in Section 2.3(e).

“Requirements of Law” means any laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Retained Intellectual Property” means all Intellectual Property (a) related to or used in connection with imaging systems, detectors or modules that utilize CZT and (b) owned (partially or wholly) by Parent or any of

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its Affiliates, at any point in time from execution of this Agreement and up to Closing, including all the Retained Patents.

“Retained Patents” means all Patents listed in Schedule 13.2.

“Rights in Mask Works” means all rights in mask works and all applications, registrations, and renewals in connection therewith.

“RMA” has the meaning specified in Section 2.3(d).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Agreements” has the meaning specified in Section 4.18.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent or the Company under this Agreement or in connection herewith.

“Seller Group Member” means (i) Parent, the Company and their respective Affiliates, (ii) the directors and officers of each of Parent, the Company and their respective Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Seller Inventory” means any raw materials (including CZT, CZT components and assembled boards and their components) purchased and owned by Seller and any work-in-process or finished goods (excluding the value of any GE Inventory incorporated therein). For the avoidance of doubt, the parties agree that under no circumstances shall any item of GE Inventory be deemed to be a part of Seller Inventory.

“Seller Items” has the meaning specified in Section 7.7.

“Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset now or previously owned, leased or operated by the Company and used in the Business.

“Settlement Agreement” means the settlement agreement among Buyer, GE, the Company and Parent substantially in the form of Exhibit F.

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Supply Agreement” means the supply agreement between Buyer and Parent substantially in the form of Exhibit D.

“Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

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“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 10.3(a).

“Trade Secrets” means all know-how, trade secrets and confidential information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical information, data, process technology, plans, designs, drawings, specifications, blue prints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all Software (including data and related documentation), all proprietary rights related to the foregoing, and all copies and tangible embodiments thereof, in whatever form or medium.

“Transfer Taxes” means any transfer or gains Tax, sales Tax, use Tax, stamp Tax, value added Tax, asset transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

“Transition Services Agreement” means the transition and warranty services agreement substantially in the form of Exhibit E.

“VAT” means value added Tax.

“Withholding Certificate” has the meaning specified in Section 7.5(e).

“Work in Process Side Letter” has the meaning specified in Section 2.3(g).

13.2.	Interpretation.

For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GENERAL ELECTRIC COMPANY (solely for purposes set forth herein)

By:	/S/
Name:
Title:

GE MEDICAL SYSTEMS ISRAEL LTD.

By:	/S/
Name:
Title:

ORBOTECH LTD. (solely for purposes set forth herein)

By:	/S/
Name:
Title:

ORBOTECH MEDICAL SOLUTIONS LTD.

By:	/S/
Name:
Title:

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EXHIBIT A

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4.15-A-68

      [      ***      ]

4.15-A-69

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4.15-A-70

      [      ***      ]

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EXHIBIT B

Average Annual Cost Per Module

“Average Annual Cost Per Module” means the COGS for the applicable Measurement Period, divided by the number of Modules produced and having passed the final module test during such Measurement Period.

“COGS” means the cost of goods sold calculated as follows:

Raw Material Inventory and Work in Process Inventory at the beginning of the Measurement Period	$
Add—Direct Production Costs
Add—Indirect Production Costs
Add—Depreciation
Less—Raw Material Inventory and Work in Process Inventory at the end of the Measurement Period

Total COGS for the Measurement Period	$

“Depreciation” means depreciation of the capital equipment used to manufacture the Modules and maintenance of the equipment used to manufacture the Modules. The equipment included in the calculation will consist of equipment included in the Purchased Assets and new equipment acquired by Buyer after the Closing in good faith in accordance with Buyer’s needs. Equipment comprising part of the Purchased Assets will be valued as per Purchase Accounting. Depreciation on new equipment will be calculated starting on the first full quarter after the date of purchase of such equipment. The annual depreciation rates for purposes of calculating Depreciation will not exceed the following:

Furnaces, production machines and other production equipment – 20%

Leasehold improvements – 10%

Personal computers, laptops and other related equipment – 33%

Furniture – 7%

“Direct Production Costs” means compensation and benefits, transportation and logistics, vehicle costs, purchased services, tools, transfer and recruitment, employee education and welfare, scrap and other controllable costs, in each case, applied directly to the manufacture of the Modules.

“Indirect Production Costs” means compensation and benefits, transportation and logistics, vehicle costs, purchased services, tools and materials, employee education and welfare, telecoms, maintenance, utilities, supplies, information technology and office equipment lease, facility lease and insurance, in each case in connection with the Business. Buyer’s allocations for R&D, S&M, and G&A will be done in a manner similar to Seller’s allocations for such costs as of the date of the Agreement; provided, however, that the proportion of Indirect Production Cost to Average Annual Cost per Module will not exceed Seller’s allocations of Indirect Production Cost as of the date of the Agreement.

“Raw Material Inventory” means the cost of all raw materials purchased to manufacture the Modules (including any Third Party Wafers and Third Party Tiles) determined consistently in accordance with an accounting method recognized by GE (e.g. average cost or FIFO) including logistical costs and disposable tools.

“Work in Process Inventory” means the cost of all raw materials which moved to the first production station and beyond (but do not constitute Finished Goods) during the applicable Measurement Period, determined consistently in accordance with an accounting method recognized by GE.

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Buyer shall provide the following information (which shall be consistent with Buyer’s financial statements, except for the adjustments noted above) with each Milestone Statement:

1.	COGS calculation.

a.	Calculation of Direct Production Cost per Module

b.	Calculation of Indirect Production Cost per Module

c.	Calculation of Depreciation per Module

2.	Number of Modules produced and having passed final test during the relevant period.

3.	Raw Material Inventory value for the beginning and the end of the relevant period

4.	Work in Process Inventory value for the beginning and the end of the relevant period

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